Exhibit 99.2

Item 7.                                     Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Annual Report contains statements that constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including restructuring charges, availability under credit facilities, levels of capital expenditures, sources of funds and funding requirements, among others.  Investors are cautioned that such forward looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward looking statements as a result of various factors.  Factors that may cause such differences to occur include, but are not limited to:

•                  the level of our revenues;

•                  competition from existing competitors (such as direct broadcast satellite providers) and new competitors (such as telephone companies and high-speed wireless providers) entering our franchise areas;

•                  demand for and growth of our digital video, high-speed data and voice services, which are impacted by competition from other services and the other factors discussed herein;

•                  the cost of programming and industry conditions;

•                  the regulatory environment in which we operate;

•                  developments in the government investigations and litigation related to past practices of the Company in connection with grants of stock options and stock appreciation rights (“SARs”);

•                  developments in the government investigations relating to improper expense recognition and the timing of recognition of launch support, marketing and other payments under affiliation agreements;

•                  the outcome of litigation and other proceedings, including the matters described under “Legal Matters” and “Other Matters” in the notes to our consolidated financial statements;

•                  general economic conditions in the areas in which we operate;

•                  demand for advertising inventory;

•                  our ability to obtain or produce content for our programming businesses;

•                  the level of our capital expenditures;

•                  the level of our expenses;

•                  future acquisitions and dispositions of assets;

•                  the demand for our programming among other cable television and DBS operators and telephone companies and our ability to maintain and renew affiliation agreements with cable television and DBS operators and telephone companies;

•                  market demand for new services;

•                  whether pending uncompleted transactions, if any, are completed on the terms and at the times set forth (if at all);

•                  other risks and uncertainties inherent in the cable television business, the programming and entertainment businesses and our other businesses;

•                  financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate; and

•                  the factors described in our filings with the Securities and Exchange Commission, including under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained herein.

We disclaim any obligation to update or revise the forward looking statements contained herein, except as otherwise required by applicable federal securities laws.

CABLEVISION SYSTEMS CORPORATION

All dollar amounts, except per subscriber, per unit and per share data, included in the following discussion under this Item 7 are presented in thousands.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Summary

Our future performance is dependent, to a large extent, on general economic conditions including capital market conditions, the impact of direct competition, our ability to manage our businesses effectively, and our relative strength and leverage in the marketplace, both with suppliers and customers.

Telecommunications Services

Our Telecommunications Services segment derives revenues principally through monthly charges to subscribers of our video, high-speed data and voice services.  These monthly charges include fees for cable television programming, as well as, in many cases, equipment rental, pay-per-view and video-on-demand, high-speed data and voice services.  Revenue increases are derived from rate increases, increases in the number of subscribers to these services, upgrades by video customers in the level of programming package to which they subscribe, and additional services sold to our existing subscribers.  We also derive revenues from the sale of advertising time available on the programming carried on our cable television systems.  Revenues from advertising vary based upon the number and demographics of our subscribers who view the programming carried on our cable television systems.  Because 59% of our basic video customers are already subscribers to our high-speed data services, our ability to grow our high-speed data services may be limited.  Programming costs are the most significant part of our operating expenses and are expected to increase as a result of digital subscriber growth, additional service offerings and contractual rate increases.

Our cable television video services, which accounted for 47% of our consolidated revenues for the year ended December 31, 2006, face competition from the direct broadcast satellite business and the delivery systems of incumbent telephone companies.  There are two major providers of DBS service in the United States, each with significantly higher numbers of subscribers than we have.  We compete with these DBS competitors by “bundling” our service offerings with products that the DBS companies cannot efficiently provide at this time, such as high-speed data service and voice service carried over the cable distribution plant, as well as by providing interactive and “on demand” services that are currently unavailable to a DBS subscriber, such as video-on-demand.  As discussed in greater detail below, we face intense competition from incumbent telephone companies such as Verizon and AT&T, which have recently begun to offer video programming in addition to their voice and high-speed Internet access services, evidencing their commitment to compete across all of the Company’s telecommunications products.  Their competitive position has been improved by recent operational, regulatory and legislative advances that they have made.  Historically, we have made substantial investments in the development of new and innovative programming options for our customers as a way of differentiating ourselves from our competitors.  We likely will continue to do so in order to be a more effective competitor.

Our high-speed data services business, which accounted for 16% of our consolidated revenues for the year ended December 31, 2006, faces competition from DSL providers, including Verizon and AT&T, and wireless Internet providers.  These providers have become increasingly aggressive in their pricing strategies in recent years, and customers may decide that a reduced price is more important to them than the superior speed that cable modems provide.  As discussed in greater detail below, another source of competition is incumbent telephone companies such as Verizon and AT&T.  This competition, together with our already high penetration, is expected to slow our growth in cable modem penetration from the growth rates we have experienced in the past.

Our consumer voice offering, which accounted for approximately 7% of our consolidated revenues for the year ended December 31, 2006, is competitive with incumbent offerings primarily on the basis of pricing, where unlimited United States, Canada and Puerto Rico long distance, regional and local calling, together with certain features for which the incumbent providers charge extra, are offered at one low price.  To the extent the incumbents, who have financial resources that exceed those of the Company, decide to meet our pricing and/or features or reduce their pricing, future growth and success of this business may be impaired.  The regulatory framework for cable modem service and voice service is being developed and changes in how we are regulated, including increased regulation, may affect our competitive position.

The telephone companies continue constructing systems designed to provide video programming as well as voice and data services to residential customers in our service area.  AT&T has announced plans to begin offering video services in our service area in Connecticut, where it is currently permitted to offer such service without any state authorization.  Verizon has constructed fiber to the home network plant that passes a significant number of households in our service area, though currently less than a quarter of the households according to our estimates.  Verizon has obtained authority to provide video service (it already has or needs no authority to provide phone and data services) for a majority of these homes passed, on a statewide basis in New Jersey and through numerous local franchises in New York.  Verizon has so far not indicated any plans to offer video service in Connecticut.  See “Item 1.  Business-Regulation” for a discussion of regulatory and legislative issues and “Item 1A.  Risk Factors - Pending FCC, Congressional and judicial proceedings may affect our businesses”.

Optimum Lightpath, our commercial voice and commercial broadband business, which accounted for approximately 4% of our consolidated revenues for the year ended December 31, 2006, operates in the most competitive business telecommunications market in the country and competes against the very largest telecommunications companies - incumbent local exchange companies such as Verizon and AT&T, other competitive local exchange companies and long distance companies.  To the extent that dominant market leaders decide to reduce their prices, future success of our Optimum Lightpath may be impaired.  The trend in business communications has been shifting from a wired voice medium to a wireless, data medium.  Should this trend accelerate dramatically, future growth of Optimum Lightpath may be negatively impacted.

Rainbow

In our Rainbow segment, which accounted for 14% of our consolidated revenues for the year ended  December 31, 2006, we earn revenues in two principal ways.  First, we receive affiliate fee payments principally from cable television systems and DBS operators.  These revenues are generally on a per subscriber basis and earned under multi-year contracts with those operators referred to as affiliation agreements.  The specific affiliate fees we earn vary from operator to operator and also vary among our networks but are generally based upon the number of each operator’s subscribers who receive our programming, referred to as “viewing subscribers.”  The second principal source of revenues in this segment is from advertising.  Under our agreements with cable television system and DBS operators, we have the right to sell a specific amount of national advertising time on our programming networks.  Our advertising revenues are more variable than affiliate fees because most of our advertising is sold on a short-term basis, not under long-term contracts.  Also, our advertising revenues vary based upon the popularity of our programming as measured by rating services.

We seek to grow our revenues in the Rainbow segment by increasing the number of distributors that carry our services and the number of viewing subscribers.  We refer to this as our “penetration.”  AMC, which is widely distributed, has less ability to increase its penetration than our newer, less penetrated services.  Our revenues may also increase over time through contractual rate increases stipulated in certain of our affiliation agreements.  In negotiating for increased or extended carriage, we may be subject to requests by distributors to make upfront payments in exchange for additional subscribers or extended carriage, which we record as deferred carriage fees and which are amortized as a reduction to revenue over the period of the related subscriber guarantee, or to waive or accept lower subscriber fees if certain additional subscribers are provided.  We also may help fund the distributors’ efforts to market our channels or we may permit distributors to offer limited promotional periods without payment of subscriber fees.  As we continue our efforts to add subscribers, our subscriber revenue may be negatively affected by subscriber acquisition fees (deferred carriage), discounted subscriber fees and other payments; however, we believe that these transactions generate a positive return on investment over the contract period.  We seek to increase our advertising revenues by increasing the number of minutes of national advertising and by increasing rates for such advertising, but, ultimately, the level of our advertising revenues is directly related to the overall distribution of our programming, penetration of our services, and the popularity (including within desirable demographic groups) of our services as measured by rating services.

The principal goals in this segment are to increase our affiliation fee revenues and our advertising revenues by increasing distribution and penetration of our national services.  To do this we must continue to contract for and produce high-quality, attractive programming.  Our greatest challenge arises from the increasing concentration of subscribers in the hands of a few cable television systems and DBS operators because of the disparate bargaining power between us and the largest cable television systems and DBS operators. This increased concentration could adversely affect our ability to increase the penetration of our services or even result in decreased penetration.  In addition, this concentration gives those operators greater leverage in negotiating the price and other terms of affiliation agreements.  Moreover, as a result of this concentration, the potential impact of a loss of any one of our major affiliates would have a significant impact on this segment.

Madison Square Garden

Madison Square Garden which accounted for 15% of our consolidated revenues for the year ended December 31, 2006, consists of professional sports teams (principally the New York Knicks of the National Basketball Association (“NBA”) and the New York Rangers of the National Hockey League (“NHL”), along with the Hartford Wolf Pack of the American Hockey League and the New York Liberty of the Women’s National Basketball Association), the MSG Networks sports programming business, and an entertainment business.  It also operates the Madison Square Garden Arena, Radio City Music Hall, the Hartford Civic Center and Rentschler Field (sports and entertainment venues in Connecticut), and effective January 1, 2007, the Beacon Theater in New York City.  Madison Square Garden faces competitive challenges unique to these activities.  We derive revenues in this segment primarily from the MSG Networks (see below), the sale of tickets, including luxury box rentals, to sporting and entertainment events, from rental rights fees paid to this segment by promoters that present events at our entertainment venues and the sports teams’ share of league-wide distributions of national television rights fees and royalties.  We also derive revenue from the sale of advertising at our owned and operated venues, from food, beverage and merchandise sales at these venues and from the licensing of our trademarks.  MSG Networks derives its revenues from affiliate fees paid by cable television providers (including our cable television systems), satellite providers that provide video service and sales of advertising.  This segment’s financial performance is related to the performance of all the teams presented and the attractiveness of its entertainment events.

Our sports teams’ financial success is dependent on their ability to generate advertising sales, paid attendance, luxury box rentals, and food, beverage and merchandise sales.  To a large extent, the ability of the teams to build excitement among fans, and therefore produce higher revenue streams, depends on the teams’ winning performance, which generates regular season and playoff attendance and luxury box rentals, and which also supports increases in prices charged for tickets, luxury box rentals, and advertising placement.  Each team’s success is dependent on its ability to acquire highly competitive personnel.  The governing bodies of the NBA and the NHL have the power and authority to take certain actions that they deem to be in the best interest of their respective leagues, which may not necessarily be consistent with maximizing our professional sports teams’ results of operations.

MSG Networks sports programming business is affected by our ability to secure desired programming of professional sports teams, in addition to our proprietary programming.  The continued carriage and success of the teams that are telecast by us will impact our revenues from distribution and from the rates charged for affiliation and advertising, as well as the ability to attract advertisers.  In the second quarter of 2004, the New York Mets gave notice of termination of its broadcast rights agreement with MSG Networks.  The termination of the rights agreement was effective after the end of the 2005 baseball season.  Although the termination of the rights agreement had a negative impact on Madison Square Garden’s revenue, it did not have a significant impact on Madison Square Garden’s results of operations for the year ended December 31, 2006.

Madison Square Garden’s entertainment business is largely dependent on the continued success of our Radio City Christmas Spectacular and our touring Christmas shows, as well as the availability of, and our venues’ ability to attract concerts, family shows and events.

The dependence of this segment’s revenues on its sports teams and Christmas shows generally make it seasonal with a disproportionate share of its revenues and operating income being derived in the fourth quarter of each year.

Stock Option Related Matters

We incurred substantial expenses in 2006 for legal, accounting, tax and other professional services in connection with the Company’s voluntary review of past practices in connection with grants of stock options and SARs, the preparation of restated financial statements, stock option related litigation, and the investigations by the Securities and Exchange Commission (“SEC”) and the U.S. Attorney’s Office for the Eastern District of New York.  We expect to continue to incur substantial expenses in connection with these matters.  Refer to Note 18 of our consolidated financial statements.

Critical Accounting Policies

In preparing its financial statements, the Company is required to make certain estimates, judgments and assumptions that it believes are reasonable based upon the information available.  These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented.  The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

Impairment of Long-Lived and Indefinite-Lived Assets:

The Company’s long-lived and indefinite lived assets at December 31, 2006 include excess costs over fair value of net assets acquired (“goodwill”) of approximately $1,024,168, approximately $1,454,821 of other intangible assets ($893,879 of which are indefinite-lived intangibles) and approximately $3,713,030 of property, plant and equipment.  Such assets accounted for approximately 63% of the Company’s consolidated total assets.

In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, the Company is required to determine goodwill impairment using a two-step process.  The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill.  If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any.  The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill.  If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.  The implied fair value of goodwill is determined in the same manner as the amount of goodwill that would be recognized in a business combination.

The impairment test for other indefinite-lived intangible assets consists of a comparison of the fair value of the intangible asset with its carrying value.  If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.  For other long-lived assets, including intangibles that are amortized, the Company evaluates assets for recoverability when there is an indicator of potential impairment.  If the undiscounted cash flows from a group of assets being evaluated is less than the carrying value of that group of assets, the fair value of the asset group is determined and the carrying value of the asset group is written down to fair value.

In assessing the recoverability of the Company’s goodwill and other long-lived assets, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets.  These estimates and assumptions could have a significant impact on whether an impairment charge is recognized and also the magnitude of any such charge.  Estimates of fair value are primarily determined using discounted cash flows and comparable market transactions.  These valuations are based on estimates and assumptions including projected future cash flows, discount rate, determination of appropriate market comparables and the determination of whether a premium or discount should be applied to comparables.  For the Telecommunications Services segment, these valuations also include assumptions for average annual revenue per customer, number of homes passed, operating margin and market penetration as a percentage of homes passed, among other assumptions.  For the Madison Square Garden and Rainbow segments, these valuations also include assumptions for projected average rates per basic and viewing subscribers, number of events (MSG segment only), access to sports programming and film rights and the cost of such programming and film rights, amount of programming time that is advertiser supported, number of advertising spots available and the sell through rates for those spots, average fee per advertising spot, and operating margins, among other assumptions.  If these estimates or material related assumptions change in the future, we may be required to record additional impairment charges related to our long-lived assets.

In order to evaluate the sensitivity of the fair value calculations of the Company’s reporting units on the impairment calculation for indefinite-lived intangibles, the Company applied a hypothetical 10% decrease to the fair values of each reporting unit.  This hypothetical decrease would have no impact on the impairment analysis for any of the Company’s reporting units.

Rights to feature film inventory acquired under license agreements along with the related obligations are recorded at the contract value when a license agreement is executed or the license period has begun, unless there is uncertainty with respect to either cost, acceptability or availability, then when the uncertainty is resolved.  Costs are amortized to technical and operating expense on the straight-line basis over the respective license periods.  We periodically review the programming usefulness of our feature film inventory based on a series of factors, including ratings, type and quality of program material, standards and practices, and fitness for exhibition based on the programming of the individual programming service.  If we determine that substantially all of the films in a film license agreement have no future programming usefulness and will no longer be exploited, we would record a write-off for the portion of the unamortized cost of the film license agreement that was attributed to those films.

In 2004, the Company recorded impairment losses totaling $354,812 related to its decision to seek strategic alternatives for the Rainbow DBS segment of its operations.  The Company recorded impairment charges of $90,540 included in depreciation and amortization expense relating to long-lived assets and other indefinite-lived intangible assets and $75,805 included in technical and operating expenses representing the write down of certain film and programming contracts relating to its VOOM HD Networks programming service.  In addition, the Company recorded an impairment charge relating to the Rainbow DBS satellite distribution business of $155,415 reflecting the excess of the carrying value over the estimated fair value of long-lived assets and goodwill and other indefinite-lived intangible assets and a charge of approximately $33,052 representing the write off of equipment inventory and deposits which have been recorded in discontinued operations.  In addition to the Rainbow DBS segment impairment losses, we recorded impairment losses of approximately $1,640, $663 and $297 in the years ended December 31, 2006, 2005 and 2004, respectively, included in technical and operating expense, representing the impairment of certain film and programming contracts and $2,104 and $7,697 in 2006 and 2005, respectively, included in depreciation and amortization related to certain other long-lived assets and intangibles primarily within our theater operations and PVI Virtual Media business in 2006 and within our theater operations and Rainbow segment in 2005.

Useful Lives of Finite-Lived Intangible Assets:

The Company has recognized intangible assets for affiliation relationships, affiliation agreements, advertiser relationships, season ticket holder relationships and suite holder contracts and relationships as a result of the Regional Programming Partners restructuring transaction with News Corporation in April 2005.  In addition, the Company has also recognized intangible assets for affiliation agreements and advertiser relationships as a result of the July 2003 repurchase of Metro-Goldwyn-Mayer, Inc.’s (“MGM”) 20% interest in each of American Movie Classics Company LLC, WE: Women’s Entertainment and The Independent Film Channel LLC and the repurchase of NBC’s interests in Rainbow Media Holdings in various transactions in 2001 and 2002.  The Company has determined that such intangible assets have finite lives and has estimated those lives to be 4 to 11 years for affiliation agreements, 24 years for affiliation relationships, 7 to 10 years for advertiser relationships, 10 to 15 years for season ticket holder relationships and 3 to 11 years for suite holder contracts and relationships.  At December 31, 2006, the carrying values, net of accumulated amortization, were $388,898 for affiliation agreements and affiliation relationships, $8,784 for broadcast rights and other agreements, $61,250 for advertiser relationships, $64,978 for season ticket holder relationships, $15,352 for suite holder contracts and relationships and $21,680 for other intangibles.

The amount we originally allocated in purchase accounting to the affiliation agreements and affiliation relationships finite-lived intangibles in our consolidated financial statements is the estimated aggregate fair value of those affiliation agreements, affiliation relationships and the related customer relationships.  The useful lives for the affiliation agreements were determined based upon an analysis of the weighted average lives of existing agreements the Company had in place with its major customers at the time that purchase accounting was applied, plus an estimate for renewals of such agreements.  The Company has been successful in renewing its affiliation agreements and maintaining customer relationships in the past and believes it will be able to renew its major affiliation agreements and maintain those customer relationships in the future.  However, it is possible that the Company will not successfully renew such agreements as they expire or that if it does, the net revenue earned may not equal or exceed the net revenue currently being earned, which could have a significant adverse impact on our business.  In light of these facts and circumstances, the Company has determined that an estimated useful life of 4 to 11 years for affiliation agreements and 24 years for affiliation relationships is appropriate depending on the nature of the underlying intangible asset.

There have been periods when an existing affiliate agreement has expired and the parties have not finalized negotiations of either a renewal of that agreement or a new agreement for certain periods of time.  In substantially all these instances, the affiliates continued to carry and pay for the service under oral or written interim agreements until execution of definitive replacement agreements or renewal.  In one case during 2004, there was a 10 day period in which an affiliate was restricted from carrying certain of the Company’s sports and entertainment networks because the parties had not reached agreement on contract renewal terms.  We reached a short-term agreement with the affiliate at the end of the 10 day period and that affiliate continuously carried the networks pursuant to successive subsequent short-term agreements through March 7, 2005.  However, we were unable to reach an agreement with this affiliate at expiration on March 7, 2005, and this affiliate discontinued carriage of certain of the Company’s sports networks.  On May 9, 2005, we reached a multi-year agreement on key rate and positioning terms for carriage of these sports networks and the parties subsequently entered into definitive documentation reflecting such agreement.  See “Impairment of Long-Lived and Indefinite-Lived Assets” discussion above.

If an affiliate were to cease carrying the service on an other than temporary basis, the Company would record an impairment charge for the then remaining carrying value of that affiliate agreement intangible asset.  If the Company were to renew an affiliate agreement at rates that produced materially less net revenue compared to the net revenue produced under the previous agreement, the Company would evaluate the impact on its cash flows and, if necessary, would further evaluate such indication of potential impairment by following the policy described above under “Impairment of Long-Lived and Indefinite-Lived Assets” for the asset group containing that intangible.  The Company also would evaluate whether the remaining useful life of the affiliate agreement remained appropriate.  Based on December 31, 2006 carrying values, if the estimated life of all affiliate agreements and affiliation relationships were shortened by 10%, the effect on amortization in the year ending December 31, 2007 would be to increase our annual amortization expense by approximately $6,253.

Valuation of Deferred Tax Assets:

Deferred tax assets have resulted primarily from the Company’s future deductible temporary differences and NOLs.  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized.  The Company’s ability to realize its deferred tax assets depends upon the generation of sufficient future taxable income and tax planning strategies to allow for the utilization of its NOLs and deductible temporary differences.  If such estimates and related assumptions change in the future, the Company may be required to record additional valuation allowances against its deferred tax assets, resulting in additional income tax expense in the Company’s consolidated statement of operations.  Management evaluates the realizability of the deferred tax assets and the need for additional valuation allowances quarterly.  At this time, based on current facts and circumstances, management believes that it is more likely than not that the Company will realize benefit for its gross deferred tax assets, except those deferred tax assets against which a valuation allowance has been recorded which relate to certain state net operating loss carry forwards.  In 2006, the Company recorded a decrease in the valuation allowance of $10,404 relating to certain state net operating loss carry forwards.  In 2005 and 2004, the Company recorded increases in the valuation allowance of $6,459 and $14,036, respectively, relating to certain state net operating loss carry forwards.  During 2006 and 2005, certain state net operating loss carry forwards expired prior to utilization.  The deferred tax asset corresponding to the expired net operating loss carry forwards had been fully offset by a valuation allowance.  The associated deferred tax asset and valuation allowance were both reduced by $2,638 and $6,953 in 2006 and 2005, respectively.

Plant and Equipment:

Costs incurred in the construction of the Company’s cable television system, including line extensions to, and upgrade of, the Company’s hybrid fiber-coaxial infrastructure and headend facilities are capitalized.  These costs consist of materials, subcontractor labor, direct consulting fees, and internal labor and related costs associated with the construction activities.  The internal costs that are capitalized consist of salaries and benefits of Company employees and the portion of facility costs, including rent, taxes, insurance and utilities, that supports the construction activities.  These costs are depreciated over the estimated life of the plant and headend facilities.  Costs of operating the plant and the technical facilities, including repairs and maintenance and call completion fees, are expensed as incurred.

Costs incurred to connect businesses or residences that have not been previously connected to the infrastructure or digital platform are also capitalized.  These costs include materials, subcontractor labor, internal labor to connect, provision and provide on-site and remote technical assistance and other related costs associated with the connection activities.  In addition, on-site and remote technical assistance during the provisioning process for new digital product offerings are capitalized.  The departmental activities supporting the connection process are tracked through specific metrics, and the portion of departmental costs that is capitalized is determined through a time weighted activity allocation of costs incurred based on time studies used to estimate the average time spent on each activity.  New connections are amortized over 5 years or 12 years for residence wiring and feeder cable to the home, respectively.  The portion of departmental costs related to reconnection, programming service up- and down- grade, repair and maintenance, and disconnection activities are expensed as incurred.

Defined Benefit Pension Plans:

The Company sponsors both funded and unfunded defined benefit pension plans in various forms covering employees who meet the applicable eligibility requirements.  The Company’s company-wide plans include a non-contributory cash balance retirement plan, an unfunded non-qualified excess cash balance plan and an unfunded supplemental defined benefit plan (collectively, the “Cablevision Qualified and Non-qualified Defined Benefit Plans”).  In addition, Madison Square Garden sponsors a non-contributory pension plan covering its non-union employees (hired prior to January 1, 2001), an unfunded non-qualified defined benefit pension plan and two non-contributory pension plans covering certain of its union employees (collectively, the “Madison Square Garden Qualified and Non-qualified Defined Benefit Plans”).

The Company utilizes actuarial methods required by Statement of Financial Accounting Standards (“SFAS”) No. 87, Employers’ Accounting for Pensions (“Statement No. 87”), in calculating the liability and expense related to these plans.  These actuarial methods require numerous assumptions in an attempt to estimate future events, including the discount rate, expected long-term rate of return on plan assets and the rate of future compensation increases, as determined annually by the Company.  Material changes in the pension costs of the plans may occur in the future due to changes in these assumptions, changes in the number of the plan participants, changes in the level of benefits provided, changes in asset levels and changes in legislation.  Our assumptions reflect our historical experience and management’s best judgment regarding future expectations.

Since liabilities under defined benefit plans are measured on a discounted basis, the discount rate is a significant assumption.  The discount rate is subject to change each year, consistent with changes in applicable high-quality, long-term corporate bond indices.  Based on the expected duration of the benefit payments for the plans, we refer to applicable bond yields (such as Moody’s Aaa Corporate Bonds) and the Buck Consultants’ Discount Rate Model (which is developed by examining the yields on selected highly rated corporate bonds), to select a rate at which we believe the plans’ benefits could be effectively settled.  Based on the published rates and the results from the Buck Consultants’ Discount Rate Model as of December 31, 2006 and 2005, we used the following weighted average discount rates for the Cablevision Qualified and Non-qualified Defined Benefit Plans and the Madison Square Garden Qualified and Non-qualified Defined Benefit Plans:

	Weighted-Average Discount Rate Used to Calculate the Benefit Obligation at
	December 31, 2006	December 31, 2005
Cablevision Qualified and Non-qualified Defined Benefit Plans	5.80%	5.80%
Madison Square Garden Qualified and Non-qualified Defined Benefit Plans	6.14%	5.75%

For the year ended December 31, 2006, these discount rates had an aggregate effect of decreasing the Madison Square Garden Qualified and Non-qualified Plans’ benefit obligation by approximately $6,797.  There was no effect on the benefit obligation for the Cablevision Qualified and Non-qualified Defined Benefit Plans.

The expected long-term return on plan assets is based on a periodic review and modeling of the plan’s asset allocation structure over a long-term horizon.  Expectations of returns for each asset class are the most important of the assumptions used in the review and modeling and are based on comprehensive reviews of historical data and economic/financial market theory.  The expected long-term rate of return was selected from within the reasonable range of rates determined by (a) historical real returns, net of inflation, for the asset classes covered by the investment policy, and (b) projections of inflation over the long-term period during which benefits are payable to plan participants.  The expected rate of return for the Cablevision Qualified and the Madison Square Garden Qualified Defined Benefit Plans was 8.00% for 2006 and 2005, respectively.

The following table reflects the Company’s estimates of the possible effects of changes in the discount rates and expected rates of return on its 2007 net periodic benefit cost and its benefit obligation at December 31, 2006 for the Cablevision Qualified and Non-qualified Defined Benefit Plans and the Madison Square Garden Qualified and Non-qualified Defined Benefit Plans:

	Discount Rate
	25 Basis Points Increase		25 Basis Points Decrease
	Increase (Decrease) in
	Net Periodic Benefit Cost	Projected Benefit Obligation	Net Periodic Benefit Cost	Projected Benefit Obligation
Cablevision Qualified and Non-qualified Defined Benefit Plans	$(223)	$(2,701)	$418	$2,890
Madison Square Garden Qualified and Non-qualified Defined Benefit Plans	(517)	(4,362)	578	4,856

	Expected Rate of Return
	Increase (Decrease) in Net Periodic Benefit Cost
	25 Basis Points Increase	25 Basis Points Decrease
Cablevision Qualified and Non-qualified Defined Benefit Plans	(309)	309
Madison Square Garden Qualified and Non-qualified Defined Benefit Plans	(131)	131

Generally accepted accounting principles include mechanisms that serve to limit the volatility in our earnings which otherwise would result from recording changes in the value of plan assets and benefit obligations in our consolidated financial statements in the periods in which those changes occur.  For example, while the expected long-term rate of return on the Plans’ assets should, over time, approximate the actual long-term returns, differences between the expected and actual returns could occur in any given year.  These differences contribute to the deferred actuarial gains or losses, which are then amortized over time.

The rate of future compensation increases is another assumption used by the Company’s third party actuary.  The weighted average rate of future compensation increases used in 2006 and in 2005 for the Cablevision Qualified and Non-qualified Defined Benefit Plans and the Madison Square Garden Qualified and Non-qualified Defined Benefit Plans are as follows:

	Net Periodic Benefit Cost		Benefit Obligation
	2006	2005	2006	2005
Cablevision Qualified and Non-qualified Defined Benefit Plans	4.15%	4.12%	4.40%	4.15%
Madison Square Garden Qualified and Non-qualified Defined Benefit Plans	4.00%	3.16%	4.39%	4.00%

In addition, the Company’s actuary also uses other assumptions such as termination and mortality rates. The actuarial assumptions used by the Company may differ materially from actual results due to changing economic and market conditions, higher or lower benefit payments or longer or shorter life spans of participants, among other things.  Differences between actual and expected occurrences could significantly impact the actual amount of net periodic cost and the benefit obligation recorded by the Company.

Certain Transactions

The following transactions occurred during the periods covered by this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

2005 Transactions.  In April 2005, the Company and News Corporation restructured Regional Programming Partners.  As a result, the Company owned 100% of Madison Square Garden and no longer owns interests in Fox Sports Net Ohio, Fox Sports Net Florida, National Sports Partners or National Advertising Partners.  The Company also owned 100% of Fox Sports Net Chicago, which was shut down in June 2006, as well as 50% of Fox Sports Net New England and continued to own 60% of Fox Sports Net Bay Area.  See Note 23 of the Notes to the consolidated financial statements for a discussion regarding the sale of the Company’s interest in Fox Sports Net New England and Fox Sports Net Bay Area in June 2007.

In April 2005, subsidiaries of the Company entered into agreements with EchoStar relating to the launch and operation of the business of Rainbow HD Holdings, the Company’s VOOM HD Networks high definition television programming service, subject to the closing of the sale of our satellite (Rainbow 1) to EchoStar which occurred in November 2005.  Under those arrangements, EchoStar was initially distributed a portion of the VOOM HD Networks programming service and, beginning in 2006 began carrying all 15 of the channels included in the programming service.  In connection with the arrangements, EchoStar was issued a 20% interest in Rainbow HD Holdings, the Company’s subsidiary owning the VOOM HD Networks, and that 20% interest will not be diluted until $500,000 in cash has been invested in Rainbow HD Holdings’ equity by the Company.

Under the terms of the affiliation arrangements with EchoStar covering the VOOM HD Networks for a 15 year term, if Rainbow HD Holdings fails to spend $100,000 per year, up to a maximum of $500,000 in the aggregate, on its service offerings, EchoStar may terminate the affiliation agreement.  The Company has the right to terminate the affiliation agreement if the VOOM HD Networks are discontinued in the future.

2004 Transactions.  In 2004, Rainbow DBS invested approximately $84,600 in exchange for a substantial interest in an entity that had acquired licenses from the FCC to provide multichannel video distribution and data service in 46 metropolitan areas in the United States.

In July 2004, Northcoast Communications, a 49.9% owned subsidiary of the Company, completed its sale of its wholly-owned subsidiary, Cleveland PCS, to an unaffiliated entity.  The Company did not record any gain or loss in connection with the sale.

Results of Operations - Cablevision Systems Corporation

The following table sets forth on a historical basis certain items related to operations as a percentage of net revenues for the periods indicated:

STATEMENT OF OPERATIONS DATA

	Years Ended December 31,				Increase
	2006		2005		(Decrease)
		% of Net		% of Net	in Net
	Amount	Revenues	Amount	Revenues	Income

Revenues, net	$5,828,493	100%	$5,082,045	100%	$746,448

Operating expenses:
Technical and operating (excluding depreciation, amortization and impairments shown below)	2,651,890	45	2,249,367	44	(402,523)
Selling, general and administrative	1,471,366	25	1,283,938	25	(187,428)
Restructuring credits	(3,484)	—	(537)	—	2,947
Depreciation and amortization (including impairments)	1,119,829	19	1,074,711	21	(45,118)
Operating income	588,892	10	474,566	9	114,326
Other income (expense):
Interest expense, net	(891,674)	(15)	(748,665)	(15)	(143,009)
Equity in net income of affiliates	6,698	—	3,219	—	3,479
Gain on sale of programming and affiliate interests, net	—	—	64,968	1	(64,968)
Gain (loss) on investments, net	290,052	5	(138,312)	(3)	428,364
Write-off of deferred financing costs	(14,083)	—	—	—	(14,083)
Gain (loss) on derivative contracts, net	(253,712)	(4)	119,180	2	(372,892)
Loss on extinguishment of debt	(13,125)	—	—	—	(13,125)
Minority interests	1,614	—	5,221	—	(3,607)
Miscellaneous, net	2,845	—	650	—	2,195
Loss from continuing operations before taxes	(282,493)	(5)	(219,173)	(4)	(63,320)
Income tax benefit	140,462	2	82,219	2	58,243
Loss from continuing operations	(142,031)	(2)	(136,954)	(3)	(5,077)
Income from discontinued operations, net of taxes	16,428	—	226,274	4	(209,846)
Income (loss) before cumulative effect of a change in accounting principle	(125,603)	(2)	89,320	2	(214,923)
Cumulative effect of a change in accounting principle, net of taxes	(862)	—	—	—	(862)
Net income (loss)	$(126,465)	(2)%	$89,320	2%	$(215,785)

STATEMENT OF OPERATIONS DATA (continued)

	Years Ended December 31,				Increase
	2005		2004		(Decrease)
		% of Net		% of Net	in Net
	Amount	Revenues	Amount	Revenues	Income

Revenues, net	$5,082,045	100%	$4,537,044	100%	$545,001

Operating expenses:
Technical and operating (excluding depreciation, amortization and impairments shown below)	2,249,367	44	2,142,928	47	(106,439)
Selling, general and administrative	1,283,938	25	1,175,769	26	(108,169)
Other operating income, net	—	—	(95,758)	(2)	(95,758)
Restructuring credits	(537)	—	(835)	—	(298)
Depreciation and amortization (including impairments)	1,074,711	21	1,129,515	25	54,804
Operating income	474,566	9	185,425	4	289,141
Other income (expense):
Interest expense, net	(748,665)	(15)	(712,828)	(16)	(35,837)
Equity in net income (loss) of affiliates	3,219	—	(12,997)	—	16,216
Gain on sale of programming and affiliate interests, net	64,968	1	2,232	—	62,736
Gain (loss) on investments, net	(138,312)	(3)	134,598	3	(272,910)
Write-off of deferred financing costs	—	—	(18,961)	—	18,961
Gain (loss) on derivative contracts, net	119,180	2	(165,305)	(4)	284,485
Loss on extinguishment of debt	—	—	(78,571)	(2)	78,571
Minority interests	5,221	—	(38,546)	(1)	43,767
Miscellaneous, net	650	—	71	—	579
Loss from continuing operations before taxes	(219,173)	(4)	(704,882)	(16)	485,709
Income tax benefit	82,219	2	208,605	5	(126,386)
Loss from continuing operations	(136,954)	(3)	(496,277)	(11)	359,323
Income (loss) from discontinued operations, net of taxes	226,274	4	(175,232)	(4)	401,506
Income (loss) before extraordinary item	89,320	2	(671,509)	(15)	760,829
Extraordinary loss on investment, net of taxes	—	—	(7,436)	—	7,436
Net income (loss)	$89,320	2%	$(678,945)	(15)%	$768,265

Comparison of Consolidated Year Ended December 31, 2006 Versus Year Ended December 31, 2005

Consolidated Results — Cablevision Systems Corporation

The Company classifies its business interests into three reportable segments:

•                 Telecommunications Services, consisting principally of our video, high-speed data, and Voice over Internet Protocol services and our commercial data and voice services operations of Lightpath;

•                 Rainbow, consisting principally of interests in national and regional cable television programming networks, including AMC, IFC, WE tv (formerly WE: Women’s Entertainment), fuse and VOOM HD Networks; and

•                 Madison Square Garden, which owns and operates professional sports teams, regional cable television sports programming networks and an entertainment business.

The Company allocates certain costs to each segment based upon their proportionate estimated usage of services.  The segment financial information set forth below, including the discussion related to individual line items, does not reflect intersegment eliminations unless specifically indicated.

See “Business Segments Results” for a more detailed discussion relating to the operating results of our segments.

Revenues, net for the year ended December 31, 2006 increased $746,448 (15%) as compared to revenues for the prior year.  The net increase is attributable to the following:

Increase in revenues of the Telecommunication Services segment	$630,942
Increase in revenues of the Rainbow segment	51,889
Increase in revenues of the Madison Square Garden segment	49,645
Other net decreases	(994)
Intersegment eliminations	14,966
$746,448

Technical and operating expenses (excluding depreciation, amortization and impairments) include primarily:

•                 cable programming costs which are costs paid to programmers, net of amortization of any launch support received, for cable content and are generally paid on a per-subscriber basis;

•                 network management and field service costs which represent costs associated with the maintenance of our broadband network, including costs of certain customer connections;

•                 contractual rights payments to broadcast certain live sporting events and contractual payments pursuant to employment agreements with professional sports teams’ personnel;

•                 amortization of costs to license programming, including feature films, and programming and production costs of our Rainbow businesses; and

•                 interconnection, call completion and circuit fees relating to our telephone and VoIP businesses which represent the transport and termination of calls with other telecommunications carriers.

Technical and operating expenses (excluding depreciation and amortization and impairments) in 2006 increased $402,523 (18%) as compared to 2005.  The net increase is attributable to the following:

Increase in expenses of the Telecommunications Services segment	$269,941
Increase in expenses of the Rainbow segment	28,589
Increase in expenses of the Madison Square Garden segment	87,793
Other net increases	596
Intersegment eliminations	15,604
$402,523

As a percentage of revenues, technical and operating expenses increased 1% during 2006 as compared to 2005.  This increased percentage is primarily attributable to increases in technical and operating expenses of the Madison Square Garden segment and to a lesser extent the Rainbow segment.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs, and costs of customer call centers.  Selling, general and administrative expenses increased $187,428 (15%) for 2006 as compared to 2005.  The net increase is attributable to the following:

Increase in expenses of the Telecommunications Services segment	$129,474
Increase in expenses of the Rainbow segment	38,937
Increase in expenses of the Madison Square Garden segment	20,292
Other net decreases	(578)
Intersegment eliminations	(697)
$187,428

On January 1, 2006, the Company adopted SFAS No. 123R, Share-Based Payment (“Statement No. 123R”).  Statement No. 123R eliminates the ability to account for share-based compensation transactions, as the Company formerly did, using the intrinsic value method as prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and generally requires that share-based payments be accounted for using a fair-value-based method.  As a result of the adoption of Statement No. 123R, the Company’s stock plan expense for 2006 for all segments has increased as compared to 2005.

As a percentage of revenues, selling, general and administrative expenses remained constant in 2006 compared to 2005.

Restructuring credits amounted to $3,484 in 2006 and $537 in 2005. The 2006 amount related primarily to adjustments to facility realignment provisions recorded in connection with the 2001 and 2002 restructuring plans of $3,996, partially offset by a charge of $512 relating to facility realignment and severance costs associated with the 2006 restructuring plans. The 2005 amount is comprised of a $2,060 credit resulting from changes in estimates of facility realignment costs relating to the 2001 and 2002 restructuring plans, partially offset by $1,025 of severance costs in 2005 and $498 of additional provisions for severance costs associated with the 2004 and 2003 restructuring plans.

Depreciation and amortization (including impairments) increased $45,118 (4%) for 2006 as compared to 2005.  The net increase consisted of an increase in depreciation expense of $54,260 primarily from depreciation of new fixed assets in our telecommunication services segment, partially offset by a decrease in amortization expense of $8,401 primarily resulting from an impairment of certain intangibles recorded in 2005 attributable to the shutdown of two of three MetroChannels and a net decrease of $741 relating to the impairment of certain long-lived assets within our theater operations.

Net interest expense increased $143,009 (19%) during 2006 compared to 2005.  The net increase is attributable to the following:

Increase due to higher average debt balances related primarily to the financing of the special dividend on March 29, 2006, partially offset by lower outstanding collateralized indebtedness and the redemption of certain senior subordinated debentures	$118,328
Increase due to higher average interest rates	48,990
Higher interest income	(20,654)
Other net decreases	(3,655)
$143,009

Equity in net income of affiliates amounted to $6,698 in 2006 compared to $3,219 in 2005.  Such amounts consist of the Company’s share of the net income or loss of certain businesses in which the Company does not have a majority ownership interest.

Gain on sale of affiliate interests of $64,968 for the year ended December 31, 2005 resulted primarily from the Company and News Corporation restructuring their ownership of National Sports Partners and National Advertising Partners.

Gain (loss) on investments, net for the years ended December 31, 2006 and 2005 of $290,052 and $(138,312) respectively, consists primarily of the net increase or decrease in the fair value of Comcast, General Electric, AT&T, Charter Communications, Leapfrog, and Adelphia Communications common stock owned by the Company. The effects of these gains and losses are largely offset by the losses and gains on related derivative contracts described below.

Write-off of deferred financing costs for the year ended December 31, 2006 of $14,083 includes $6,084 of costs written off in connection with the refinancing of the Rainbow National Services LLC credit agreement in July 2006, $3,412 of costs written off in connection with the early redemption of CSC Holdings’ $250,000 principal amount of 10-1/2% Senior Subordinated Debentures due 2016 in May 2006, and $4,587 of costs written off in connection with the refinancing of the CSC Holdings credit agreement.

Gain (loss) on derivative contracts, net for the years ended December 31, 2006 and 2005 consisted of the following:

	Years Ended December 31,
	2006	2005
Unrealized and realized gain (loss) due to the change in fair value of the Company’s prepaid forward contracts relating to the AT&T, Comcast, Charter Communications, General Electric, Leapfrog and Adelphia Communications shares	$(214,352)	$135,677
Unrealized and realized losses on interest rate swap contracts	(39,360)	(16,497)
	$(253,712)	$119,180

The effects of these gains and losses are largely offset by the losses and gains on investment securities pledged as collateral which are included in gain (loss) on investments, net discussed above.

Loss on extinguishment of debt of $13,125 for the year ended December 31, 2006 represents the premium paid on the early redemption of CSC Holdings’ $250,000 principal amount of 10-1/2% Senior Subordinated Debentures due 2016 in May 2006.

Minority interests of $1,614 and $5,221 for the years ended December 31, 2006 and 2005, respectively, represent other parties’ share of the net income or losses of entities which are not entirely owned by us but which are consolidated in our financial statements.

Net miscellaneous income of $2,845 and $650 for the years ended December 31, 2006 and 2005, respectively, resulted primarily from dividends received on certain of the Company’s investment securities, partially offset by other miscellaneous expenses.

Income tax benefit attributable to continuing operations of $140,462 for the year ended December 31, 2006 resulted primarily from the Company’s pretax loss, state income tax benefit of $25,230, increased by a $10,404 decrease in the valuation allowance relating to certain state net operating loss carry forwards, a tax benefit of $16,356 resulting from the reduction in a tax contingency liability pursuant to a change in judgment, a tax benefit of $5,013 resulting from the favorable settlement of an issue with a taxing authority, partially offset by the impact of non-deductible officers’ compensation of $4,443 and other non-deductible expenses of $6,768.

Income tax benefit attributable to continuing operations of $82,219 for the year ended December 31, 2005 resulted primarily from the pretax loss, state income tax benefit of $13,156, increased by a tax benefit of $6,701 resulting from an adjustment to a state tax rate, partially offset by an increase in the valuation allowance of $6,459 relating to certain state net operating loss carry forwards and the impact of non-deductible officers’ compensation of $6,226 and other non-deductible expenses of $10,637.

The Company is currently being audited by the state of Ohio for the tax year ended December 31, 2000.  The primary audit issue is the amount of gain that should be subject to tax in Ohio pursuant to the 2000 sale of certain cable television systems.  Ohio has asserted that more of the gain should be taxed in Ohio.  Ohio has issued a proposed assessment of additional tax due of approximately $55,000 plus interest of approximately $12,000.  As of December 31, 2006, the Company has recorded a liability with respect to such matter of approximately $11,000, including interest, which represents management’s current estimate of the additional amount that may be owed.

Income (loss) from discontinued operations

In April 2005, the operations of the Rainbow DBS satellite distribution business were shut down.  In connection with the shut down, certain assets of the business, including the Rainbow 1 direct broadcast satellite and certain other related assets were sold to a subsidiary of EchoStar for $200,000 in cash.  This transaction closed in November 2005.

In September 2005, Loral Space & Communications Holding Corporation (“Loral”) filed an action against Cablevision and Rainbow DBS Holdings, Inc. (“Rainbow DBS”) for breach of contract based on a letter agreement dated March 23, 2001 (“the Letter Agreement”) between Loral and Rainbow DBS.  Loral alleges that the sale of the Rainbow-1 satellite and related assets to EchoStar constituted a sale of “substantially all of the assets of Rainbow DBS” triggering a “Make Whole Payment” under the Letter Agreement of $33,000 plus interest.  A trial in this matter took place in January 2007 in New York Supreme Court for New York County.  On January 24, 2007, the jury returned a verdict finding that the EchoStar sale had triggered a Make Whole Payment under the Letter Agreement, requiring a payment to Loral of $50,898, including interest, which has been accrued for as of December 31, 2006 and reflected as an expense in discontinued operations.  Cablevision and Rainbow DBS have filed a motion for judgment as a matter of law, or in the alternative for a new trial, which is pending.

In April 2005, the Company and News Corporation restructured Regional Programming Partners.  As a result, the Company owned 100% of Madison Square Garden, 50% of Fox Sports Net New England and continued to own 60% of Fox Sports Net Bay Area and no longer owned interests in Fox Sports Net Ohio, Fox Sports Net Florida, National Sports Partners or National Advertising Partners.  The Company also owned 100% of Fox Sports Net Chicago which was shut down in June 2006.  In June 2007, the Company completed the sale of its 60% interest in Fox Sports Net Bay Area and its 50% interest in Fox Sports Net New England.

The net operating results of the Fox Sports Net Bay Area, Fox Sports Net Chicago, Fox Sports Net Ohio and Fox Sports Net Florida businesses and those of the Rainbow DBS distribution business, which was shut down in April 2005, have been reported in discontinued operations in the Company’s consolidated statements of operations for all periods presented.

Income (loss) from discontinued operations, net of taxes for the years ended December 31, 2006 and 2005 reflects the following items, net of related income taxes and minority interests:

	Years Ended December 31,
	2006	2005
Net operating results of the Rainbow DBS distribution business, including shutdown costs, net of taxes*	$(33,472)	$(60,832)
Net operating results of Fox Sports Net Ohio and Fox Sports Net Florida, net of taxes	—	6,652
Gain on sale of Fox Sports Net Ohio and Fox Sports Net Florida, net of taxes	—	266,810
Net operating results of Fox Sports Net Chicago, net of taxes**	40,955	1,620
Net operating results of Fox Sports Net Bay Area, net of taxes	8,982	9,421
Other, net of taxes	(37)	2,603
	$16,428	$226,274

*                          The 2006 amount includes $30,025, net of taxes, representing the Make Whole Payment due to Loral.  See Note 18 to the consolidated financial statements.

**                   The 2006 amount includes approximately $46,100, net of taxes, representing the collection in June 2006 of affiliate revenue from a cable affiliate, including approximately $42,200, net of taxes, relating to periods prior to 2006, that had not been previously recognized due to a contractual dispute.  The underlying contract was terminated in June 2006 and no further payments will be received under this contract.

Business Segments Results — Cablevision Systems Corporation

Telecommunications Services

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenue for the Company’s Telecommunications Services segment:

	Years Ended December 31,
	2006		2005
	Amount	% of Net Revenues	Amount	% of Net Revenues	Increase (Decrease) in Operating Income

Revenues, net	$4,237,707	100%	$3,606,765	100%	$630,942
Technical and operating expenses (excluding depreciation and amortization)	1,774,607	42	1,504,666	42	(269,941)
Selling, general and administrative expenses	834,031	20	704,557	20	(129,474)
Restructuring charges (credits)	(17)	—	295	—	312
Depreciation and amortization	915,724	22	843,177	23	(72,547)
Operating income	$713,362	17%	$554,070	15%	$159,292

Revenues, net for the year ended December 31, 2006 increased $630,942 (17%) as compared to revenues for the prior year.  The following table presents the increases by major components of revenues for the years ended December 31, 2006 and 2005 for the Company’s Telecommunications Services segment:

	As of December 31,			Percent
	2006	2005	Increase	Increase
Video (including analog, digital, pay-per-view, video-on-demand and digital video recorder)	$2,576,598	$2,309,293	$267,305	12%
High-speed data	900,024	761,775	138,249	18%
Voice	369,793	171,701	198,092	115%
Advertising	119,239	110,033	9,206	8%
Other (including installation, home shopping, advertising sales commissions, and other products)	109,781	98,093	11,688	12%
Total cable television	4,075,435	3,450,895	624,540	18%
Optimum Lightpath	210,594	195,486	15,108	8%
Intra-segment eliminations	(48,322)	(39,616)	(8,706)	(22)%
Total Telecommunications Services	$4,237,707	$3,606,765	$630,942	17%

Revenue increases reflected above are primarily derived from increases in the number of subscribers to these services (set forth in the table below), upgrades by video customers from the level of the programming package to which they subscribe, additional services sold to our existing subscribers and general increases in rates, offset in part by offer discounts and other rate changes.  As a result, our average monthly revenue per basic video subscriber for the fourth quarter of December 2006 was $115.30 as compared with $100.46 for the fourth quarter of December 2005.  The increase in Optimum Lightpath net revenues is primarily attributable to growth in Ethernet data services and Optimum Voice call completion activity, partially offset by a decline in traditional circuit switched services.  The following table presents certain subscriber information for the years ended December 31, 2006 and 2005 for the Company’s cable television systems (excluding Lightpath):

	As of December 31,		Increase	Percent Increase
	2006	2005	(Decrease)	(Decrease)

Basic video customers	3,127,000	3,027,000	100,000	3%
iO digital video customers	2,447,000	1,963,000	484,000	25%
Optimum Online high-speed data customers	2,039,000	1,694,000	345,000	20%
Optimum voice customers	1,209,000	731,000	478,000	65%
Residential telephone customers	5,000	8,000	(3,000)	(33)%
Total revenue generating units	8,827,000	7,423,000	1,404,000	19%

The Company added basic video customers and revenue generating units (“RGUs”) in each quarter of 2006 aggregating approximately 100,000 and 1,404,000, respectively, for the year.  However, fewer basic video customers and RGUs were added during the fourth quarter of 2006 as compared to the fourth quarter of 2005.  Because of our relatively high digital video penetration rates and, to a lesser extent, the increasing competition in our service territory, we expect our basic video customer and RGU growth in 2007 to be lower than what we experienced in 2006.

Technical and operating expenses (excluding depreciation and amortization) for 2006 increased $269,941 (18%) compared to 2005.  The net increase is attributable to the following:

Increase in programming costs (including costs of on-demand services) due primarily to subscriber growth, expanded service offerings, and programming rate increases	$164,162
Increase in field service and network related costs primarily due to growth in revenue generating units	57,205
Increase in call completion and interconnection costs related to the VoIP business due primarily to subscriber growth and the costs of our flat-rate international service offering beginning in the second quarter of 2006	48,996
Resolution of a contractual programming dispute*	(26,476)
Increase in VoIP related taxes and surcharges due primarily to subscriber growth, partially offset by favorable tax settlements	12,033
Other net increases	23,915
Intra-segment eliminations	(9,894)
$269,941

*                            Represents the collection of $26,500 in June 2006 related to the resolution of a contractual programming dispute, $19,476 of which was due in periods prior to 2006 but not recognized as a reduction to programming costs because it was being disputed and was not being paid by the affiliate.  The underlying contract was terminated in June 2006 and no further payments will be received under the contract.  Payments received under the contract are accounted for as a reduction to programming costs.

As a percentage of revenues, technical and operating expenses remained constant, during 2006 as compared to 2005.

Selling, general and administrative expenses increased $129,474 (18%) for 2006 as compared to 2005.  The net increase is attributable to the following:

Increase in customer related costs (principally call center related costs) primarily due to increased revenue generating units	$42,005
Increase in sales and marketing costs	41,666
Increase in share-based compensation expenses (includes the effects of adopting Statement No. 123R effective January 1, 2006)	24,828
Other general and administrative cost increases	11,400
Increase in expenses relating to a long-term incentive plan	8,387
Intra-segment eliminations	1,188
$129,474

As a percentage of revenues, selling, general and administrative expenses remained constant in 2006 as compared to 2005.

Restructuring charges amounted to $295 in 2005.  This amount is comprised primarily of $894 of severance costs associated with the 2005 restructuring plans and $263 of additional provisions for severance associated with the 2004 restructuring plans, partially offset by a credit of $896 resulting from changes in estimates of facility realignment costs relating to the 2002 restructuring plans.

Depreciation and amortization increased $72,547 (9%) for 2006 as compared to 2005.  The increase resulted primarily from depreciation of new fixed assets, primarily subscriber devices.

Rainbow

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues for the Company’s Rainbow segment:

	Years Ended December 31,
	2006		2005
	Amount	% of Net Revenues	Amount	% of Net Revenues	Increase (Decrease) in Operating Income

Revenues, net	$787,017	100%	$735,128	100%	$51,889
Technical and operating expenses (excluding depreciation, amortization and impairments)	326,615	42	298,026	41	(28,589)
Selling, general and administrative expenses	359,024	46	320,087	44	(38,937)
Restructuring charges	143	—	—	—	(143)
Depreciation and amortization (including impairments)	97,572	12	104,497	14	6,925
Operating income	$3,663	—%	$12,518	2%	$(8,855)

Included in the Rainbow segment’s results of operations is operating income from AMC, IFC and WE tv aggregating $197,294 and $185,703, and operating losses from Rainbow’s other programming services aggregating $193,631 and $173,185 for the years ended December 31, 2006 and 2005, respectively.  These other programming services consist of fuse, Mag Rack, sportskool, News 12 Networks, IFC Entertainment, VOOM HD Networks, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.  The operating loss was attributable primarily to VOOM HD Networks, as well as the News 12 Networks and fuse.  The VOOM HD Networks business has been incurring substantial operating losses and these losses are expected to continue for at least the next several years.

Revenues, net for the year ended December 31, 2006 increased $51,889 (7%) as compared to revenues for the prior year.  The net increase is attributable to the following:

Increase in advertising revenues at the AMC/IFC/WE tv businesses	$34,762
Increase in affiliate and other revenue at Rainbow’s other programming businesses	14,561
Increase in advertising revenues at Rainbow’s other programming businesses	10,742
Increase in affiliate and other revenue at the AMC/IFC/WE tv businesses resulting from increases in programming network subscribers and rate changes	9,809
Decrease attributable to the MetroChannel business which shut down two of its three channels in the second quarter of 2005	(17,985)
$51,889

Advertising revenue as a percentage of total revenue increased in 2006 as compared to 2005 and we expect this trend to continue.

Revenue increases discussed above are primarily derived from increases in the level of advertising on our networks, increases in the number of subscribers to our programming services, and increases in fees charged for our services.  The following table presents certain viewing subscriber information for the years ended December 31, 2006 and 2005:

	As of December 31,			Percent
	2006	2005	Increase	Increase
	(in thousands)
Viewing Subscribers:
AMC	81,100	77,200	3,900	5.1%
WE tv	52,700	50,900	1,800	3.5%
IFC	40,100	37,300	2,800	7.5%
fuse	42,000	35,500	6,500	18.3%
VOOM HD Networks	300	25	275	—

Technical and operating expenses (excluding depreciation and amortization and impairments) for the year ended December 31, 2006 increased $28,589 (10%) compared to 2005.  The net increase is attributable to the following:

Net increase resulting from higher programming and contractual costs at the other Rainbow businesses, including the VOOM HD Networks	$23,322
Net increase in programming costs at the AMC/IFC/WE tv businesses which resulted primarily from increased series development/original programming costs	9,240
Decrease resulting from the MetroChannel business, which shut down two of its three channels in the second quarter of 2005	(3,973)
$28,589

As a percentage of revenues, technical and operating increased 1% during 2006 as compared to 2005 resulting primarily from higher programming costs associated with the VOOM HD Networks.

Selling, general and administrative expenses increased $38,937 (12%) for 2006 compared to 2005.  The net increase is attributable to the following:

Increase in share-based compensation expenses (includes the effects of adopting Statement No. 123R effective January 1, 2006)	$18,714
Increase in administrative costs, including corporate allocations	10,771
Increase in expenses relating to Cablevision’s long-term incentive plan	5,239
Net increase in selling, marketing and advertising costs primarily related to marketing and promotional activities	4,213
$38,937

As a percentage of revenues, selling, general and administrative expenses increased 2% in 2006 compared to 2005.

Depreciation and amortization (including impairments) decreased $6,925 (7%) for 2006 as compared to 2005.  The net decrease was comprised of approximately $4,963 resulting from the impairment of certain intangibles during the second quarter of 2005, a decrease of approximately $3,585 attributable to the MetroChannel business, which shut down two of its three channels in the second quarter of 2005, and a decrease of approximately $1,237 due to the transfer of certain intangibles to another operating segment in the second quarter of 2005.  Partially offsetting these decreases was an increase of approximately $2,860 resulting primarily from depreciation of new fixed assets.

Madison Square Garden

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to net revenues for Madison Square Garden.

	Years Ended December 31,
	2006		2005
	Amount	% of Net Revenues	Amount	% of Net Revenues	Increase (Decrease) in Operating Income

Revenues, net	$854,040	100%	$804,395	100%	$49,645
Technical and operating expenses (excluding depreciation and amortization)	606,566	71	518,773	64	(87,793)
Selling, general and administrative expenses	189,310	22	169,018	21	(20,292)
Restructuring charges	—	—	366	—	366
Depreciation and amortization	60,160	7	62,834	8	2,674
Operating income (loss)	$(1,996)	—%	$53,404	7%	$(55,400)

The dependence of this segment’s revenues on its sports teams and Christmas shows generally make it seasonal with a disproportionate share of its revenues and operating income being derived in the fourth quarter of each year.

Revenues, net for the year ended December 31, 2006 increased $49,645 (6%) as compared to revenues for the prior year.  This net increase is attributable to the following:

Return of National Hockey League games after the cancellation of 2004-2005 season	$52,118
Higher other team related revenues	9,368
Lower advertising sales revenue and sublicense fees resulting from loss of Mets broadcast rights agreement	(26,877)
Retroactive MSG Networks affiliate rate adjustments recorded in 2005*	(17,834)
Net higher other MSG Networks affiliate fees (excluding the impact of the cancellation of the NHL 2004-2005 season and the 2005 retroactive affiliate rate adjustments noted above) including the impact of the loss of the Mets broadcast rights agreement	16,541
Net higher revenues from entertainment events	19,029
Other net decreases	(2,700)
$49,645

*                            The retroactive MSG Networks affiliate rate adjustments discussed above resulted from the signing of certain affiliate contracts in 2005 that increased rates for periods prior to January 1, 2005.  Therefore the results for the year ended December 31, 2005 reflect positive retroactive rate adjustments related to the periods prior to January 1, 2005 that did not recur in 2006.

Technical and operating expenses for the year ended December 31, 2006 increased $87,793 (17%) as compared to the prior year.  This increase is attributable to the following:

Return of National Hockey League games after the cancellation of the 2004-2005 season	$70,153
Lower benefit from amortization of team related purchase accounting liabilities (see discussion below)	23,439
Higher provision for National Basketball Association’s luxury tax, including impact of certain team personnel transactions	21,844
Lower net provisions for certain team personnel transactions (excluding the impact of purchase accounting liabilities (see discussion below) and luxury tax)*	(17,418)
Higher other team operating expenses, primarily team personnel compensation	13,828
Higher costs associated with the higher revenues from entertainment events	10,968
Lower broadcast rights fees other than those related to the resumption of the National Hockey League games, primarily due to the termination of the Mets broadcast rights agreement.	(39,831)
Other net increases	4,810
$87,793

*                             The change in the provisions for certain team personnel transactions includes the settlement in 2006 of the dispute with the Knicks ex-head coach, Larry Brown, under which the Knicks agreed to pay Mr. Brown $18,500 of the disputed amount in connection with his employment agreement.

The purchase accounting liabilities discussed above were established in April 2005 as a result of the Company’s acquisition of the minority interest in Madison Square Garden.  Following this transaction the Company began to amortize these purchase accounting liabilities over the period of the respective player contracts.  During 2006 and 2005, the majority of these players were subsequently waived or traded and the unamortized purchase accounting liabilities associated with these players were immediately written off.  As a result, the amount of amortization associated with these team personnel transactions declined from $25,358 in 2005 to $3,381 in 2006.

As a percentage of revenues, technical and operating expenses increased 7% during the year ended December 31, 2006 as compared to the prior year.

Selling, general, and administrative expenses for the year ended December 31, 2006 increased $20,292 (12%) as compared to the prior year. This increase is attributable to the following:

Increase in share-based compensation expenses (including the effects of adopting Statement No. 123R effective January 1, 2006)	$10,396
Higher employee salaries and related benefits due primarily to higher expenses relating to Cablevision’s long term incentive plan	6,689
Higher legal and other professional fees	4,153
Return of National Hockey League games after the cancellation of the 2004-2005 season	2,120
Lower charitable contributions due primarily to contributions in 2005 related to Hurricane Katrina relief	(4,287)
Other net increases	1,221
$20,292

As a percentage of revenues, selling, general and administrative expenses increased 1% during the year ended December 31, 2006 as compared to the prior year.

Restructuring charges of $366 for the year ended December 31, 2005 primarily represent charges recorded as a result of the final cost determination for benefits associated with the elimination of certain staff positions.

Depreciation and amortization expense for the year ended December 31, 2006 decreased $2,674 (4%) as compared to the prior year resulting primarily from lower depreciation expense due to assets which became fully depreciated.  The lower depreciation expense was partly offset by higher amortization due primarily to the amortization of certain intangible assets recorded as a result of the Company’s acquisition of the minority interest in Madison Square Garden in April 2005 and the transfer of certain intangibles from another operating segment in 2005.  This increase in amortization expense was partly offset by a decrease in the amortization of certain other intangibles that became fully amortized in 2005.

Comparison of Consolidated Year Ended December 31, 2005 Versus Year Ended December 31, 2004

Revenues, net for the year ended December 31, 2005 increased $545,001 (12%) as compared to revenues for the prior year.  The net increase is attributable to the following:

Increase in revenues of the Telecommunication Services segment	$482,809
Increase in revenues of the Rainbow segment	24,227
Increase in revenues of the Madison Square Garden segment	25,641
Other net decreases	(1,380)
Intersegment eliminations	13,704
$545,001

Technical and operating expenses (excluding depreciation and amortization, and impairments) include primarily:

•                  cable programming costs which are costs paid to programmers, net of amortization of any launch support received, for cable content and are generally paid on a per-subscriber basis;

•                  network management and field service costs which represent costs associated with the maintenance of our broadband network, including costs of certain customer connections;

•                  contractual rights payments to broadcast certain live sporting events and contractual payments pursuant to employment agreements with professional sports teams’ personnel;

•                  amortization of costs to license programming, including feature films, and programming and production costs of our Rainbow businesses; and

•                  interconnection, call completion and circuit fees relating to our telephone and VoIP businesses which represent the transport and termination of calls with other telecommunications carriers.

Technical and operating expenses (excluding depreciation and amortization and impairments) for 2005 increased $106,439 (5%) compared to 2004.  The net increase is attributable to the following:

Increase in expenses of the Telecommunications Services segment	$228,137
Decrease in expenses of the Rainbow segment	(83,829)
Decrease in expenses of the Madison Square Garden segment	(42,553)
Other net decreases	(3,502)
Intersegment eliminations	8,186
$106,439

As a percentage of revenues, technical and operating expenses decreased 3% during 2005 as compared to 2004.  The decrease resulted primarily from impairment charges in 2004 amounting to 2% of revenues.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs and costs of customer call centers.  Selling, general and administrative expenses increased $108,169 (9%) for 2005 as compared to 2004.  The net increase is attributable to the following:

Increase in expenses of the Telecommunications Services segment	$67,602
Increase in expenses of the Rainbow segment	4,982
Increase in expenses of the Madison Square Garden segment	22,038
Other net increases	7,970
Intersegment eliminations	5,577
$108,169

As a percentage of revenues, selling, general and administrative expenses decreased 1% during 2005 compared to 2004.

Other operating income, net of $95,758 for the year ended December 31, 2004 includes primarily a $54,052 cash payment received in connection with the New York Mets’ notice of termination of the broadcast rights agreement with Madison Square Garden which was effective at the end of the 2005 baseball season and a $41,788 reversal of a purchase accounting liability related to this broadcast rights agreement.

Restructuring credits amounted to $537 in 2005 and $835 in 2004.  The 2005 amount is comprised of a $2,060 credit resulting from changes in estimates of facility realignment costs relating to the 2001 and 2002 restructuring plans, partially offset by $1,025 of current severance costs in 2005 and $498 of additional provisions for severance costs associated with the 2004 and 2003 restructuring plans.  The 2004 amount is comprised of a $5,761 credit resulting from changes in estimates of facility realignment and other costs relating to the 2001, 2002 and 2003 restructuring plans, partially offset by $4,926 of severance costs.

Depreciation and amortization (including impairments) decreased $54,804 (5%) for 2005 as compared to 2004.  The decrease resulted primarily from impairment charges in 2004 of $78,497 relating to certain Rainbow DBS assets that were not held for sale and $12,043 related to certain assets of the VOOM HD Networks and lower write-off and disposal costs of certain fixed assets in 2005.  These decreases were partially offset by an increase of $35,736 resulting primarily from depreciation of new fixed assets, including impairment charges of $7,697 recorded in 2005 relating primarily to certain long-lived assets and intangibles within our theater operations and Rainbow segment and an increase in amortization expense as a result of an increase in amortizable intangibles resulting from the Regional Programming Partners transaction.

Net interest expense increased $35,837 (5%) during 2005 compared to 2004.  The net increase is attributable to the following:

Increase due to higher average debt balances	$56,017
Increase due to higher average interest rates	52,223
Decrease in dividends on CSC Holdings’ Series H and Series M Redeemable Preferred Stock due to their redemption in May 2004	(60,593)
Higher interest income	(7,694)
Other net decreases	(4,116)
$35,837

Equity in net income of affiliates amounted to $3,219 in 2005 compared to equity in net loss of affiliates of $12,997 in 2004.  Such amounts consist of the Company’s share of the net income or loss of certain businesses in which the Company does not have majority ownership interest.

Gain on sale of programming and affiliate interests amounted to $64,968 for the year ended December 31, 2005 compared to $2,232 for the year ended December 31, 2004.  The 2005 gain resulted primarily from the Company and News Corporation restructuring their ownership of National Sports Partners and National Advertising Partners.  The 2004 gain resulted from the sale of a minority-owned affiliate interest.

Gain (loss) on investments, net for the years ended December 31, 2005 and 2004 consisted of the following:

	Years Ended December 31,
	2005	2004
Increase (decrease) in the fair value of Charter Communications, Adelphia Communications, AT&T, AT&T Wireless (2004 period only), Comcast, General Electric and Leapfrog common stock	$(138,459)	$133,544
Income related to other investments	147	1,054
	$(138,312)	$134,598

The effects of these gains and losses are largely offset by the losses and gains on related derivative contracts described below.

Write-off of deferred financing costs of $18,961 in 2004 consisted of costs written off in connection with the redemption of CSC Holdings’ Series H and Series M Redeemable Exchangeable Preferred Stock and CSC Holdings’ 9-7/8% senior subordinated debentures aggregating $5,080 and termination of certain of the Company’s credit agreements aggregating $13,881.

Gain (loss) on derivative contracts, net for the years ended December 31, 2005 and 2004 consisted of the following:

	Years Ended December 31,
	2005	2004
Unrealized and realized gain (loss) due to the change in fair value of the Company’s prepaid forward contracts relating to the AT&T, AT&T Wireless (2004 period only), Comcast, Charter Communications, General Electric, Leapfrog and Adelphia Communications shares	$135,677	$(132,941)
Loss on exchange right and put option related to CSC Holdings’ Series A Preferred Stock	—	(31,709)
Unrealized and realized losses on interest rate swap contracts	(16,497)	(655)
	$119,180	$(165,305)

The effects of these gains and losses are largely offset by the losses and gains on investment securities pledged as collateral which are included in gain (loss) on investments, net discussed above.

Loss on extinguishment of debt of $78,571 for the year ended December 31, 2004 represents premiums of $58,170 on the early redemption of CSC Holdings’ Series H and Series M Redeemable Preferred Stock, $14,325 on the early redemption of CSC Holdings’ 9-7/8% senior subordinated debentures, and $6,076 on the termination of the AT&T Wireless stock monetization contracts.

Minority interests of $5,221 and $(38,546) for the years ended December 31, 2005 and 2004, respectively, represent other parties’ share of the net income or losses of entities which are not entirely owned by us but which are consolidated in our financial statements.  The minority interest for the year ended December 31, 2004 includes $(45,457) representing News Corporation’s 40% share of the net income of Regional Programming Partners.

Net miscellaneous income of $650 for the year ended December 31, 2005 resulted primarily from dividends received on certain of the Company’s investment securities, partially offset by other miscellaneous expenses.

Income tax benefit attributable to continuing operations of $82,219 for the year ended December 31, 2005 resulted primarily from the pretax loss, state income tax benefit of $13,156, increased by a tax benefit of $6,701 resulting from an adjustment to the state tax rate, partially offset by an increase in the valuation allowance of $6,459 relating to certain state net operating loss carry forwards and the impact of non-deductible officers’ compensation and other non-deductible expenses of $6,226 and $10,637, respectively.  Income tax benefit attributable to continuing operations of $208,605 in 2004 resulted primarily from the pretax loss, offset by an increase in the valuation allowance of $14,036, non-deductible preferred stock dividends of $21,208, a non-deductible adjustment related to the exchange right and put option related to the Series A Preferred Stock of CSC Holdings of $11,098, a non-deductible redemption premium related to the Series H and M Preferred Stock of CSC Holdings of $20,360, state income tax benefit of $26,792, a tax benefit of $21,615 resulting from an adjustment to the deferred tax rate, and the impact of non-deductible officers’ compensation and other non-deductible expenses of $8,303 and $4,776, respectively.

Income (loss) from discontinued operations

In April 2005, the operations of the Rainbow DBS satellite distribution business were shut down.  In connection with the shut down, certain assets of the business, including the Rainbow 1 direct broadcast satellite and certain other related assets were sold to a subsidiary of EchoStar for $200,000 in cash.  This transaction closed in November 2005.

In April 2005, the Company and News Corporation restructured Regional Programming Partners.  As a result, the Company owned 100% of Madison Square Garden, 50% of Fox Sports Net New England and continued to own 60% of Fox Sports Net Bay Area and no longer owned interests in Fox Sports Net Ohio, Fox Sports Net Florida, National Sports Partners or National Advertising Partners.  The Company also owned 100% of Fox Sports Net Chicago which was shut down in June 2006.  In June 2007, the Company completed the sale of its 60% interest in Fox Sports Net Bay Area and its 50% interest in Fox Sports Net New England.

The net operating results of the Fox Sports Net Bay Area, Fox Sports Net Chicago (which was shut down in June 2006), Fox Sports Net Ohio and Fox Sports Net Florida businesses and those of the Rainbow DBS distribution business, which was shut down in April 2005, have been reported in discontinued operations in the Company’s consolidated statements of operations for all periods presented.

Income (loss) from discontinued operations, net of taxes for the years ended December 31, 2005 and 2004 reflects the following items, net of related income taxes and minority interests:

	Years Ended December 31,
	2005	2004
Net operating results of the Rainbow DBS distribution business including shutdown costs (including impairment charges of $188,467 in 2004), net of taxes	$(60,832)	$(220,327)
Net operating results of Fox Sports Net Ohio and Fox Sports Net Florida, net of taxes	6,652	22,924
Gain on sale of Fox Sports Net Ohio and Fox Sports Net Florida, net of taxes	266,810	—
Net operating results of Fox Sports Net Chicago, net of taxes	1,620	13,581
Net operating results of Fox Sports Net Bay Area, net of taxes	9,421	10,244
Other, net of taxes	2,603	(1,654)
	$226,274	$(175,232)

Extraordinary loss, net of taxes of $7,436 for the year ended December 31, 2004 resulted from Rainbow DBS’ investment in DTV Norwich, LLC and represents the excess of the purchase price over fair value of the acquired assets.

Business Segments Results — Cablevision Systems Corporation

Telecommunications Services

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenue for the Company’s Telecommunications Services segment:

	Years Ended December 31,
	2005		2004
	Amount	% of Net Revenues	Amount	% of Net Revenues	Increase (Decrease) in Operating Income

Revenues, net	$3,606,765	100%	$3,123,956	100%	$482,809
Technical and operating expenses (excluding depreciation and amortization)	1,504,666	42	1,276,529	41	(228,137)
Selling, general and administrative expenses	704,557	20	636,955	20	(67,602)
Restructuring charges	295	—	736	—	441
Depreciation and amortization	843,177	23	786,485	25	(56,692)
Operating income	$554,070	15%	$423,251	14%	$130,819

Revenues, net for the year ended December 31, 2005 increased $482,809  (15%) as compared to revenues for the prior year.  The following table presents the increases by major components of revenues for the years ended December 31, 2005 and 2004:

	As of December 31,			Percent
	2005	2004	Increase	Increase
Video (including analog, digital, pay-per-view, video-on-demand and digital video recorder)	$2,309,293	$2,116,795	$192,498	9%
High-speed data	761,775	618,899	142,876	23%
Voice	171,701	56,739	114,962	203%
Advertising	110,033	106,435	3,598	3%
Other (including installation, commissions, home shopping and other products)	98,093	81,389	16,704	20%
Total cable television	3,450,895	2,980,257	470,638	16%

Lightpath	195,486	167,660	27,826	17%
Intra-segment eliminations	(39,616)	(23,961)	(15,655)	(65)%
Total Telecommunications Services	$3,606,765	$3,123,956	$482,809	15%

Revenue increases reflected above are primarily derived from increases in the number of subscribers to these services (set forth in the table below), upgrades by video customers in the level of the programming package to which they subscribe, additional services sold to our existing subscribers and general increases in rates, offset in part by offer discounts and other rate changes.  The increase in Lightpath net revenues is attributable primarily to growth in Ethernet data services over Lightpath’s fiber infrastructure and to growth in traditional data services.  As a result, our average monthly revenue per basic video subscriber for the fourth quarter of December 2005 was $100.46 as compared to $88.33 for the fourth quarter of December 2004.  The following table presents certain subscriber information for the years ended December 31, 2005 and 2004 for the Company’s cable television systems:

	As of December 31,		Increase	Percent Increase
	2005	2004	(Decrease)	(Decrease)

Basic video customers	3,027,000	2,963,000	64,000	2%
iO digital video customers	1,963,000	1,483,000	480,000	32%
Optimum Online high-speed data customers	1,694,000	1,353,000	341,000	25%
Optimum voice customers	731,000	273,000	458,000	168%
Residential telephone customers	8,000	9,000	(1,000)	(11)%
Total revenue generating units	7,423,000	6,081,000	1,342,000	22%

Technical and operating expenses (excluding depreciation and amortization) for 2005 increased $228,137  (18%) compared to 2004.  The net increase is attributable to the following:

Increase in programming costs (including costs of on-demand services) due primarily to subscriber growth, expanded service offerings, and programming rate increases	$114,548
Increase in field service and network related costs primarily due to growth in revenue generating units	67,563
Increase in call completion and interconnection costs related to the VoIP business due primarily to subscriber growth	28,339
Other net increases, including intra-segment eliminations	17,687
$228,137

As a percentage of revenues, technical and operating expenses increased 1% during 2005 as compared to 2004.

Selling, general and administrative expenses increased $67,602 (11%) for 2005 as compared to 2004.  The net increase is attributable to the following:

Increase in sales and marketing costs	$33,468
Increase in customer related costs primarily due to increased revenue generating units	31,910
Decrease in stock plan expenses (includes the effects of changes in stock price, the vesting of restricted shares and employee separations)	(1,661)
Increase in expenses relating to a long-term incentive plan	4,800
Other net decreases, including intra-segment eliminations	(915)
$67,602

As a percentage of revenues, selling, general and administrative expenses remained constant in 2005 as compared to 2004.

Restructuring charges amounted to $295 in 2005 and $736 in 2004.  The 2005 amount is comprised of $894 of current severance costs and $297 of additional provisions for severance associated with the 2004 restructuring plans, partially offset by a $896 credit resulting from changes in estimates of facility realignment costs relating to the 2002 restructuring plans.  The 2004 amount is comprised of $882 of new provisions associated with the elimination of positions, including severance and outplacement costs, partially offset by a credit of $146 in facility realignment costs relating to the 2001 and 2002 restructuring.

Depreciation and amortization increased $56,692 (7%) for 2005 as compared to 2004. The increase resulted primarily from depreciation of new fixed assets, primarily subscriber devices and increases in amortization expense relating to other amortizable intangibles.

Rainbow

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues for the Company’s Rainbow segment:

	Years Ended December 31,
	2005		2004
	Amount	% of Net Revenues	Amount	% of Net Revenues	Increase (Decrease) in Operating Income

Revenues, net	$735,128	100%	$710,901	100%	$24,227
Technical and operating expenses (excluding depreciation, amortization and impairments)	298,026	41	381,855	54	83,829
Selling, general and administrative expenses	320,087	44	315,105	44	(4,982)
Restructuring credits	—	—	(77)	—	(77)
Depreciation and amortization (including impairments)	104,497	14	204,736	29	100,239
Operating income (loss)	$12,518	2%	$(190,718)	(27)%	$203,236

Included in the Rainbow segment’s results of operations is operating income from AMC, IFC and WE tv aggregating $185,703 and $159,815 and operating losses from Rainbow’s other programming services aggregating $173,185 and $350,533 for the years ended December 31, 2005 and 2004, respectively.  These other programming services consist of fuse, Mag Rack, sportskool, News 12 Networks, IFC Entertainment, VOOM HD Networks, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures. The operating loss was attributable primarily to the VOOM HD Networks, as well as the News 12 Networks and fuse.  The 2004 operating loss included impairment charges relating to the VOOM HD Networks and certain Rainbow DBS assets that were not held for sale.

Revenues, net for the year ended December 31, 2005 increased $24,227 (3%) as compared to revenues for the prior year.  The net increase is attributable to the following:

Increase in advertising revenues primarily at the AMC/IFC/WE tv and fuse businesses	$43,438
Increase in affiliate revenue, partially offset by a decrease in other revenue	3,223
Decrease attributable to the MetroChannel business which shut down two of its three channels in the second quarter of 2005	(22,434)
$24,227

Revenue increases discussed above are primarily derived from increases in the level of advertising on our networks, increases in the number of subscribers to our programming services, and increases in fees charged for our services.  The following table presents certain viewing subscriber information for the years ended December 31, 2005 and 2004:

	As of December 31,			Percent
	2005	2004	Increase	Increase
	(in thousands)
Viewing Subscribers:
AMC	77,200	76,100	1,100	1.4%
WE tv	50,900	49,900	1,000	2.0%
IFC	37,300	34,600	2,700	7.8%
fuse	35,500	33,100	2,400	7.3%
VOOM HD	25	—	25	—

Technical and operating expenses (excluding depreciation and amortization and impairments) for the year ended December 31, 2005 decreased $83,829 (22%) compared to 2004.  The net decrease is attributable to the following:

Net decrease resulting from lower programming and contractual costs for the VOOM HD Networks (including an impairment charge of $75,805 recorded in 2004)	$(107,068)
Net increase resulting from higher programming and contractual costs at other Rainbow businesses	23,239
$(83,829)

As a percentage of revenues, technical and operating expenses decreased 13% during 2005 as compared 2004.  The decrease resulted primarily from impairment charges in 2004 amounting to approximately 9% of revenues.

Selling, general and administrative expenses increased $4,982 (2%) for 2005 compared to 2004.  The net increase is attributable to the following:

Increase in expenses relating to a long-term incentive plan	$9,287
Increase in selling, marketing and advertising costs	3,944
Decrease in administrative costs across all other Rainbow businesses, including a decrease in costs relating to the investigation into improper expense recognition	(7,213)
Decrease in share-based compensation expenses	(1,036)
$4,982

As a percentage of revenues, selling, general and administrative expenses remained constant in 2005 compared to 2004.

Depreciation and amortization (including impairments) decreased $100,239 (49%) for 2005 as compared to 2004.  The decrease resulted primarily from impairment charges in 2004 of $78,497 relating to certain Rainbow DBS assets that were not held for sale and $12,043 related to certain assets of the VOOM HD Networks.  A decrease of approximately $11,946 resulted primarily from certain intangibles becoming fully amortized in 2004 and a decrease of $3,516 resulted from certain fixed assets becoming fully depreciated.  These decreases were partially offset by increases of $4,963 resulting from the impairment in 2005 of certain intangibles and $800 from the impairment of fixed assets.

Madison Square Garden

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to net revenues for Madison Square Garden:

	Years Ended December 31,
	2005		2004
	Amount	% of Net Revenues	Amount	% of Net Revenues	Increase (Decrease) in Operating Income
Revenues, net	$804,395	100%	$778,754	100%	$25,641
Technical and operating expenses (excluding depreciation and amortization)	518,773	64	561,326	72	42,553
Selling, general and administrative expenses	169,018	21	146,980	19	(22,038)
Other operating income	—	—	(95,840)	(12)	(95,840)
Restructuring charges	366	—	4,146	—	3,780
Depreciation and amortization	62,834	8	45,445	6	(17,389)
Operating income	$53,404	7%	$116,697	15%	$(63,293)

Revenues, net for the year ended December 31, 2005 increased $25,641 (3%) as compared to revenues for the prior year.  This net increase is attributable to the following:

Net impact of National Hockey League cancellation of 2004-2005 season	$(11,604)
Absence of National Basketball Association expansion revenue received in 2004	(10,345)
Absence of Knicks playoff related revenue	(6,192)
Lower revenues from Christmas Spectacular, including touring shows	(6,986)
Other net decreases	(2,879)
Higher MSG Networks revenues due to:
Retroactive increase in affiliate rates recorded in 2005 that related to periods prior to January 1, 2005	17,834
Other MSG Networks revenues, (excluding the impact of the cancellation of the NHL 2004-2005 season and the Knicks playoffs reflected above) primarily from net affiliate rate adjustments related to the year ended December 31, 2005	35,101
Net higher revenues from other events at Madison Square Garden and Radio City Music Hall	5,709
Higher Knicks related regular season revenues	5,003
$25,641

Technical and operating expenses (excluding depreciation and amortization) for the year ended December 31, 2005 decreased $42,553 (8%) as compared to the prior year.  This net decrease is attributable to the following:

Net impact of National Hockey League cancellation of 2004-2005 season	$(37,078)
Amortization of certain purchase accounting liabilities	(32,173)
Higher net provisions for certain team personnel transactions (excluding the impact of purchase accounting liabilities and luxury tax)	25,032
Higher net provision for luxury tax, including the impact of certain team personnel transactions	2,908
Other net decreases	(1,242)
$(42,553)

The purchase accounting liabilities discussed above were established in April 2005 as a result of the Company’s acquisition of the minority interest in Madison Square Garden.  Following this transaction the Company began to amortize these purchase accounting liabilities over the period of the respective player contracts.  Some of these players were subsequently waived or traded before December 31, 2005 resulting in the complete amortization of the associated purchase accounting liabilities.  The higher net luxury tax provision of $2,908 resulted primarily from luxury tax associated with a player who was waived prior to the new NBA Collective Bargaining Agreement and whose contractual obligations are now subject to luxury tax.  This was substantially offset by lower luxury tax for the current calendar year’s portion of the tax for the 2005-2006 season as compared to the prior year’s portion of the 2003-2004 season.  There was no luxury tax attributable to the 2004-2005 season.

Selling, general, and administrative expenses for the year ended December 31, 2005 increased $22,038 (15%) as compared to the prior year primarily driven by an increase in expenses related to employee salaries and related benefits, including stock and long-term incentive plans, higher professional fees and other costs relating primarily to the Company’s efforts to acquire the development rights over the New York Metropolitan Transportation Authority’s Hudson Rail Yards, and higher charitable contributions.

Other operating income of $95,840 in 2004 results from the notice of termination of Madison Square Garden’s broadcast rights agreement with the New York Mets.  In the second quarter of 2004, the New York Mets gave notice of termination of their rights agreement with Madison Square Garden, and with the notice paid Madison Square Garden a contractually obligated termination fee of $54,052.  The termination of the rights agreement was effective at the end of the 2005 baseball season.  In addition, Madison Square Garden recorded a $41,788 credit reflecting the reversal of a purchase accounting liability related to this rights agreement.

Restructuring charges of $366 in 2005 primarily represent charges recorded as a result of the final cost determination for benefits associated with the elimination of certain staff positions.  Restructuring charges of $4,146 for 2004 primarily represent severance costs associated with the elimination of certain staff positions in 2004.

Depreciation and amortization for the year ended December 31, 2005 increased $17,389 (38%), as compared to the prior year.  An increase of $10,668 resulted from higher amortization of intangibles primarily due to certain intangible assets recorded as a result of the Company’s acquisition of the minority interest in Madison Square Garden.  An increase of $6,721 resulted from higher depreciation expense primarily due to the acceleration of depreciation of certain Madison Square Garden Arena assets due to its planned renovation.

CSC HOLDINGS, INC.

The statement of operations results of CSC Holdings are identical to the statement of operations results of Cablevision, except for the following:

•                  Interest expense of $132,784, $124,498 and $85,048 for the years ended December 31, 2006, 2005 and 2004, respectively, relating to $1,500,000 of Cablevision senior notes issued in April 2004 included in Cablevision’s consolidated statements of operations,

•                  Interest income of $3,958 and $89 for the years ended December 31, 2006 and 2005, respectively, related to cash held at Cablevision,

•                  Miscellaneous expenses of $177 included in Cablevision’s consolidated statement of operations for the year ended December 31, 2005, and

•                  Income tax benefit of $52,831, $50,993 and $35,125 for the years ended December 31, 2006, 2005 and 2004, respectively, included in Cablevision’s consolidated statements of operations  related to the items listed above.

Refer to Cablevision’s Management’s Discussion and Analysis of Financial Condition and Results of Operations herein.

LIQUIDITY AND CAPITAL RESOURCES

Overview

Cablevision has no operations independent of its subsidiaries.  Cablevision’s outstanding securities consist of Cablevision NY Group Class A and Cablevision NY Group Class B common stock and $1,500,000 of debt securities.  Funding for the debt service requirements of our debt securities is provided by our subsidiaries operations, principally CSC Holdings, as permitted by the covenants governing CSC Holdings’ credit agreements and public debt securities.  Funding for our subsidiaries is generally provided by cash flow from operations, cash on hand, and borrowings under bank credit facilities made available to the Restricted Group (as later defined) and to Rainbow National Services LLC (“RNS”) and the proceeds from the issuance of notes and debentures in the capital markets.  The Company has accessed the debt markets for significant amounts of capital in the past and may do so in the future.   For the year ended December 31, 2006, Cablevision had cash flow from operating activities in excess of capital expenditures.

The following table summarizes our outstanding debt and present value of capital leases as well as interest expense and capital expenditures as of and for the year ended December 31, 2006:

	Cablevision	Restricted Group	Rainbow National Services	Other Entities	Total
Bank debt	$—	$4,482,500	$510,000	$—	$4,992,500
Capital leases	—	256	11,507	49,695	61,458
Notes payable	—	18,843	—	—	18,843
Senior notes and debentures	1,500,000	4,195,480	298,476	—	5,993,956
Senior subordinated debentures	—	—	497,011	—	497,011
Collateralized indebtedness relating to stock monetizations	—	—	—	921,574	921,574
Total debt	$1,500,000	$8,697,079	$1,316,994	$971,269	$12,485,342

Interest expense	$132,784	$615,460	$125,195	$54,763	$928,202
Capital expenditures	$—	$819,043	$5,219	$61,571	$885,833

Total amounts payable by the Company and its subsidiaries in connection with its outstanding obligations during the five years subsequent to December 31, 2006 and thereafter, including capital leases and related interest, the value deliverable at maturity under monetization contracts and the $4,992,500 of outstanding bank debt as of December 31, 2006 are as follows:

	Cablevision	Restricted Group	Rainbow National Services	Other Entities		Total
2007	$—	$611,832	$1,676	$111,326	*	$724,834
2008	—	586,017	26,536	258,972	*	871,525
2009	500,000	1,185,000	26,536	670,455	*	2,381,991
2010	—	285,000	26,536	3,000		314,536
2011	—	1,435,000	51,536	3,000		1,489,536
Thereafter	1,000,000	4,598,750	1,196,648	—		6,795,398
Total	$1,500,000	$8,701,599	$1,329,468	$1,046,753		$12,577,820

*                             Cablevision has the option, at maturity, to deliver the shares of common stock underlying the monetization contracts along with proceeds from the related derivative contracts in full satisfaction of the maturing collateralized indebtedness or obtain the required cash equivalent of the common stock through new monetization and derivative contracts.  The amounts included in the table are $102,469 in 2007, $222,624 in 2008 and $667,455 in 2009.

Restricted Group

As of December 31, 2006, CSC Holdings and those of its subsidiaries which conduct our cable television video operations (including approximately 3.1 million basic video customers and 2.4 million digital video customers) and high-speed data service (which encompasses approximately 2.0 million customers) and our residential voice services operations (which encompasses approximately 1.2 million customers), as well as Optimum Lightpath, our commercial data and voice service business comprise the “Restricted Group” since they are subject to the covenants and restrictions of the credit facility and the indentures governing the notes and debentures securities issued by CSC Holdings.  In addition, the Restricted Group is also subject to the covenants of the debt issued by Cablevision.

Sources of cash for the Restricted Group include primarily cash flow from the operations of the businesses in the Restricted Group, borrowings under its bank credit agreement and issuance of notes and debentures in the capital markets and, from time to time, distributions or loans from its subsidiaries.  The Restricted Group’s principal uses of cash (excluding the cash used to pay the special dividend discussed below) include capital spending, in particular the capital requirements associated with the growth of its services such as digital video, high-speed data and voice; debt service, including distributions made to Cablevision to service interest expense on its debt securities; other corporate expenses and changes in working capital; and investments that it may fund from time to time.  We currently expect that the net funding and investment requirements of the Restricted Group will be met with cash generated by its operating activities and borrowings under the Restricted Group’s bank credit facility and that the Restricted Group’s available borrowing capacity under that facility will be sufficient to meet these requirements for the next 12 months.

On February 24, 2006, the Restricted Group entered into a $2,400,000 credit facility with a group of banks consisting of three components:  a $1,000,000 revolver, a $1,000,000 term A-1 loan facility and a $400,000 term A-2 loan facility that has since been refinanced and repaid in full, as described below.  Of the $1,400,000 proceeds received from the term loans under the credit facility, $1,265,648 was used to repay the outstanding borrowings and accrued interest under the prior Restricted Group credit facility that was scheduled to mature in June 2006, and $26,059 for fees and expenses.  On March 29, 2006, the Restricted Group entered into a $3,500,000 term B loan facility, of which $414,077 of the proceeds was used to prepay the outstanding borrowings of the term A-2 loan facility, including accrued interest, fees and expenses.  The balance of the outstanding term B loan facility borrowings was invested in short-term AAA rated funds until approval of the special dividend by the Company’s Board of Directors, and was then distributed to Cablevision on April 24, 2006 after the special dividend was approved by the Board of Directors.

The three components of the new Restricted Group credit facility, the $1,000,000 revolver, the $1,000,000 term A-1 loan facility and the $3,500,000 term B loan facility, are direct obligations of CSC Holdings, guaranteed by most Restricted Group subsidiaries and secured by the pledge of the stock of most Restricted Group subsidiaries.  As of February 23, 2007, $51,994 of the $1,000,000 revolving credit facility was restricted for certain letters of credit issued on behalf of CSC Holdings and $948,006 of the revolver was undrawn.  The revolving credit facility and the term A-1 loan facility mature in six years in February 2012 and the term B loan facility matures in seven years in March 2013.  The revolver has no required interim repayments, the $1,000,000 term A-1 loan facility requires quarterly repayments aggregating 0% in year one, 5% in each of years two and three, 25% in each of years four and five, and 40% in the final year and the $3,500,000 term B loan facility is subject to quarterly repayments totaling 1% ($8,750 per quarter) in each of years one through six and 94% ($822,500 per quarter) in the final year.  The interest rate on the term A-1 loan facility varies, depending on the Restricted Group’s cash flow ratio (as defined) from .75% to 1.75% over the Eurodollar Rate for Eurodollar-based borrowings and from zero to .75% over the Base Rate for Base Rate Borrowings (as defined).  The interest rate on the borrowings under the term B loan facility is the Eurodollar Rate (as defined) plus 1.75% or prime rate plus .75%, at the Company’s election.  The weighted average interest rates as of December 31, 2006 on borrowings under the term A-1 loan facility and term B loan facility were 6.62% and 7.12%, respectively.

The principal financial covenants, which are not identical for the revolving credit facility and the term A-1 loan facility, on the one hand, and the term B loan facility, on the other, include (i) under the revolving credit facility and the term A-1 loan facility, maximum total leverage of 7.50 to 1 with subsequent stepdowns over the life of the revolving credit facility and the term A-1 loan facility until reaching 4.50 to 1 for periods beginning on and after January 1, 2010, (ii) under the revolving credit facility and the term A-1 loan facility, maximum senior secured leverage of 4.00 times cash flow through December 31, 2006 with annual stepdowns thereafter over the life of the revolving credit facility and the term A-1 loan facility until reaching 3.00 to 1 for periods beginning on and after January 1, 2010, (iii) under the revolving credit facility and the term A-1 loan facility, minimum ratios for cash flow to interest expense of 1.75 to 1 initially, increasing to 2.00 to 1 on and after July 1, 2007, and (iv) under the revolving credit facility and the term A-1 loan facility, a minimum ratio of cash flow less cash taxes to total debt expense (defined to include interest expense, certain payments of principal and dividends paid by CSC Holdings to Cablevision to permit Cablevision to pay interest and certain principal payments on its debt) of 1.50 to 1.  These covenants and restrictions on the permitted use of borrowed funds in the revolving credit facility may limit our ability to utilize all of the undrawn revolver funds.  Additional covenants include limitations on liens and the issuance of additional debt.  Under the term B loan facility, we are limited in our ability to incur additional indebtedness based on a maximum ratio of total indebtedness to cash flow (as defined in the term B loan facility) of 7.50 to 1 with subsequent stepdowns over the life of the term B loan facility until reaching 5.00 to 1 for periods beginning on and after January 1, 2010 and a maximum senior secured leverage ratio of 4.50 times cash flow (as defined in the term B loan facility).

Under the revolving credit facility and the term A-1 loan facility, there are generally no restrictions on investments that the Restricted Group may make, provided it is not in default.  The Restricted Group can make distributions or other restricted payments so long as CSC Holdings is not in default but there is a limitation (initially $200,000, subject to increase to reflect capital contributions or issuance of equity interests) on restricted payments during any period when the cash flow leverage ratio is greater than 6.00 to 1.  The $200,000 limitation does not apply to restricted payments by CSC Holdings to Cablevision to be used by Cablevision to make scheduled payments of principal or interest on its indebtedness.  Under the term B loan facility, there also are generally no restrictions on investments that the Restricted Group may make provided it is not in default; however, CSC Holdings must also remain in compliance with the maximum ratio of total indebtedness to cash flow and the maximum senior secured leverage ratio.  Our ability to make restricted payments is also limited by provisions in the term B loan facility and the indentures covering our notes and debentures.

CSC Holdings, a member of the Restricted Group, has issued senior and senior subordinated notes and debentures, which also contain financial and other covenants, though they are generally less restrictive than the covenants contained in the Restricted Group’s bank credit facility.  Principal covenants include a limitation on the incurrence of additional indebtedness based upon a maximum ratio of total indebtedness to cash flow (as defined in the indentures) of 9.00 to 1 and limitations on dividends and distributions.  The indentures governing the Cablevision note and debenture issuances contain similar covenants and restrictions, including a limitation on additional debt incurrence based on a 9.00 to 1 debt to cash flow ratio.  There are no covenants, events of default, borrowing conditions or other terms in the Restricted Group’s credit facility or in any of CSC Holdings’ or Cablevision’s other debt securities that are based on changes in the credit ratings assigned by any rating agency.  The Restricted Group was in compliance with all of its financial covenants under its various credit agreements as of December 31, 2006.

Cablevision’s and CSC Holdings’ future access to the debt markets and the cost of any future debt issuances are also influenced by their credit ratings, which are provided by Moody’s Investors Service and Standard & Poor’s.  Key factors in the assessment of Cablevision’s and CSC Holdings’ credit ratings include Cablevision and CSC Holdings’ financial strength and flexibility, operating capabilities, management risk tolerance and ability to respond to changes in the competitive landscape.  The corporate credit rating for Cablevision and CSC Holdings is B1 with a stable outlook by Moody’s and BB with a negative outlook by Standard & Poor’s.  Any future downgrade to the Cablevision and/or CSC Holdings credit ratings by either rating agency could increase the interest rate on future debt issuances and could adversely impact our ability to raise additional funds.  See discussion under Item 1A - Risk Factors, “A lowering or withdrawal of the ratings assigned to our debt securities by ratings agencies may further increase our future borrowing costs and reduce our access to capital.”

Rainbow and Rainbow National Services

RNS, our wholly-owned subsidiary which owns the common equity interests in the Company’s AMC, WE tv and IFC programming operations, generated positive cash from operating activities in 2006.  Its cash on hand, plus cash flow from operations and proceeds from borrowings available to it, provides the capital required for net funding and investment requirements of other Rainbow programming entities including the VOOM HD Networks, News 12 Networks and fuse subject to the applicable covenants and limitations contained in RNS’ financing agreements.

On July 5, 2006, RNS entered into an $800,000 senior secured credit facility (the “New RNS Credit Facility”) which consists of a $500,000 term A loan facility and a $300,000 revolving credit facility.  The term A loan facility matures June 30, 2013 and the revolving credit facility matures June 30, 2012.  The New RNS Credit Facility allows RNS to utilize up to $50,000 of the revolving credit facility for letters of credit and up to $5,000 for a swing loan.  Further, the New RNS Credit Facility provides for an incremental facility of up to $925,000, provided that it be for a minimum amount of $100,000.  If an incremental facility is established, RNS and the lenders will enter into a supplement to the New RNS Credit Facility with terms and conditions that are no more restrictive than those of the New RNS Credit Facility.  There are no commitments from the lenders to fund an incremental facility.

On July 5, 2006, RNS borrowed the entire $500,000 term A loan facility and $10,000 under the revolving credit facility. RNS used the $510,000 borrowed under the New RNS Credit Facility and $88,048 of additional available cash to repay all of its outstanding borrowings, accrued interest and fees due under its August 2004 $950,000 senior secured credit facility of which $592,500 was outstanding under a term loan at July 5, 2006 (scheduled to mature March 31, 2012) and to pay certain fees and expenses incurred in connection with the New RNS Credit Facility.  RNS may use future borrowings under the New RNS Credit Facility to make investments, distributions, and other payments permitted under the New RNS Credit Facility and for general corporate purposes.  The borrowings under the New RNS Credit Facility may be repaid without penalty at any time.  Outstanding borrowings under the term loan and revolving credit facility at February 23, 2007 were $500,000 and $10,000, respectively.  RNS had $290,000 in undrawn revolver commitments at February 23, 2007.

Borrowings under the New RNS Credit Facility are direct obligations of RNS which are guaranteed jointly and severally by substantially all of its subsidiaries and by Rainbow Programming Holdings LLC, the direct parent of RNS, and are secured by the pledge of the stock of RNS and substantially all of its subsidiaries, and all of the other assets of RNS and substantially all of its subsidiaries (subject to certain limited exceptions).  Borrowings under the New RNS Credit Facility bear interest based on either the Base Rate (the greater of the Federal Funds Rate plus 0.5% and the prime rate (as defined in the New RNS Credit Facility)) or the Eurodollar Rate (as defined in the New RNS Credit Facility).  The interest rate under the New RNS Credit Facility varies, depending on RNS’ cash flow ratio (as defined in the New RNS Credit Facility), from 1.0% to 1.5% over the Eurodollar Rate for Eurodollar-based borrowings and from zero to 0.5% over the Base Rate for Base Rate borrowings.  At December 31, 2006, the interest rate on the term A loan facility and the revolving credit facility was 6.62% and 6.60%, respectively.  The term A loan is to be repaid in quarterly installments of 1.25% of the original outstanding balance ($6,250) from March 31, 2008 until December 31, 2010, 2.5% of the original outstanding balance ($12,500) from March 31, 2011 until December 31, 2012, and 32.5% of the original outstanding balance ($162,500) on March 31, 2013 and June 30, 2013, the maturity of the term A loan.  Any amounts outstanding under the revolving credit facility are due at maturity on June 30, 2012.

The financial covenants consist of (i) a minimum ratio of operating cash flow to total interest expense for each quarter (all as defined in the New RNS Credit Facility) of 1.75 to 1, (ii) a maximum cash flow ratio of total indebtedness to annualized operating cash flow (as defined in the New RNS Credit Facility) of 6.75 to 1 through June 30, 2008, decreasing thereafter to 6.25 to 1, and (iii) a maximum senior secured leverage ratio of senior secured debt to annualized operating cash flow (all as defined in the New RNS

Credit Facility) of 5.50 to 1.  Additional covenants include restrictions on indebtedness, guarantees, liens, investments, dividends and distributions and transactions with affiliates.

RNS is obligated to pay fees of 0.375% per annum on any undrawn revolver commitment.

RNS also has notes outstanding consisting of $300,000 principal amount of 8-3/4% senior notes due September 1, 2012 and $500,000 principal amount of 10-3/8% senior subordinated notes due September 1, 2014.  These notes are guaranteed by substantially all of RNS’ subsidiaries.

RNS was in compliance with all of its financial covenants under its various credit agreements as of December 31, 2006.

In April 2005, subsidiaries of the Company entered into agreements with EchoStar relating to the launch and operation of the business of Rainbow HD Holdings LLC, the Company’s VOOM HD Networks high definition television programming service, subject to the closing of the sale of our satellite (Rainbow 1) to EchoStar which occurred in November 2005.  Under those arrangements, EchoStar was initially distributed a portion of the VOOM HD Networks programming service and, beginning in 2006 began carrying all 15 of the channels included in the programming service.  In connection with the arrangements, EchoStar was issued a 20% interest in Rainbow HD Holdings, the Company’s subsidiary owning the VOOM HD Networks, and that 20% interest will not be diluted until $500,000 in cash has been invested in Rainbow HD Holdings’ equity by the Company.

Under the terms of the affiliation arrangements with EchoStar covering the VOOM HD Networks for a 15 year term, if Rainbow HD Holdings fails to spend $100,000 per year, up to a maximum of $500,000 in the aggregate, on its service offerings, EchoStar may terminate the affiliation agreement.  The Company has the right to terminate the affiliation agreement if the VOOM HD Networks are discontinued in the future.

RNS’ future access to the debt markets and the cost of any future debt issuances are also influenced by its credit ratings, which are provided by Moody’s Investors Service and Standard & Poor’s.  Key factors in the assessment of RNS’ credit ratings include its free cash flow generating capacity, fiscal strategy, enterprise value and industry risk.  The corporate credit rating for RNS is B1 with a stable outlook by Moody’s and BB with a negative outlook by Standard & Poor’s.  Any future downgrade to the RNS credit ratings by either rating agency could increase the interest rate on future debt issuances and could adversely impact its ability to raise additional funds.  See discussion under Item 1A - Risk Factors, “A lowering or withdrawal of the ratings assigned to our debt securities by ratings agencies may further increase our future borrowing costs and reduce our access to capital.”

Madison Square Garden

We currently expect Madison Square Garden’s funding requirements for the next twelve months to be met by its cash on hand and cash from operations.

During the fourth quarter of 2004, the Company announced its intent to renovate the MSG Arena.  Although management of the Company is committed to this renovation project, another alternative, which would involve construction of a new arena on the site of the Farley post office, is also being pursued.   A substantial renovation or relocation of the Arena would require significant funding.

Debt Covenants Compliance

CSC Holdings and RNS Credit Agreements:

On August 29, 2006, CSC Holdings advised the agent bank and the lenders under the new Restricted Group credit facility that due to the expected restatement of its financial statements resulting from the stock option review, it was unable to comply with its covenant to deliver financial information, due on that date, with respect to the periods ended June 30, 2005 and 2006.

On August 29, 2006, the lenders under the new Restricted Group credit facility, other than the term B lenders, agreed to waive until September 22, 2006 any default resulting from this covenant noncompliance.  CSC Holdings delivered all required information under the new Restricted Group credit facility on September 21, 2006 and the information delivery covenant noncompliance was cured by that delivery.

The Restricted Group did not obtain a waiver of the default resulting from this covenant noncompliance from the lenders holding term B loans under the new Restricted Group credit facility and the bank serving as administrative agent under the new Restricted Group credit facility gave a notice of default to CSC Holdings with respect to such term B covenant noncompliance.  CSC Holdings delivered all required information under the new Restricted Group credit facility on September 21, 2006, which cured the information delivery covenant noncompliance within the applicable cure period.

In December 2005, the Company determined that there were certain technical covenant violations under the prior Restricted Group credit facility and the prior RNS credit facility.  CSC Holdings and RNS received waivers from the lenders under the credit facilities and RNS entered into a related amendment of its credit agreement.  In addition, the Company obtained waivers under the agreements governing its monetizations and interest rate swaps.  On January 31, 2006, the Company announced that it had cured these covenant violations and was in compliance with all of the covenants of its debt instruments.

Cablevision and CSC Holdings Indentures:

As a result of not filing their Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 by September 8, 2006, Cablevision and CSC Holdings were not in compliance with the information delivery and filing requirements under the indentures relating to their notes and debentures.  An entity stating that it represented holders of more than 25% of the outstanding securities of a series under one of Cablevision’s indentures notified Cablevision that it is serving a notice of default under the applicable indenture and demanded that the covenant noncompliance be remedied.  Cablevision and CSC Holdings delivered all required information under the indentures on September 21, 2006, which cured any potential default within the applicable cure period, upon which time the Company was in compliance with all of the covenants of its debt instruments.

Monetization Contract Maturities

During the year ended December 31, 2006, monetization contracts covering 5,586,687 shares of our Charter Communications stock, 3,449,785 shares of our AT&T stock, 12,742,033 shares of our General Electric stock and 7,159,206 shares of our Comcast Communications stock matured.  We settled our obligations under the related Charter Communications and AT&T collateralized indebtedness by delivering an equivalent number of Charter Communications and AT&T shares and the cash proceeds from the related equity derivative contracts.

We settled our obligations under the related Comcast and General Electric collateralized indebtedness by delivering cash equal to the collateralized loan value, net of the value of the related equity derivative contracts.  The cash was obtained from the proceeds of new monetization contracts covering an equivalent number of Comcast and General Electric shares, proceeds from a prepaid interest rate swap executed in conjunction with the equity derivative contract related to the Comcast shares and, in certain instances, cash from CSC Holdings.  The terms of the new contracts allow the Company to retain upside participation in both Comcast and General Electric shares up to each respective contract’s upside appreciation limit with downside exposure limited below the respective hedge price.

During the next twelve months, monetization contracts covering 3,724,460 shares of Charter Communications stock and 800,000 shares of Leapfrog stock also mature.  The Company intends to settle such transactions by either delivering shares of the applicable stock and proceeds of the equity derivative contracts or delivering cash from the proceeds of a new monetization transaction.

CASH FLOW DISCUSSION

Operating Activities

Net cash provided by operating activities amounted to $926,875 for the year ended December 31, 2006 compared to $886,363 for the year ended December 31, 2005.  The 2006 cash provided by operating activities resulted from $977,798 of income before depreciation and amortization, $109,820 of non-cash items, a $55,350 increase in accrued and other liabilities and $40,661 from an increase in accounts payable.  Partially offsetting these increases were decreases in cash resulting from a $137,196 increase in feature film inventory resulting primarily from new film licensing and original programming agreements, a $59,243 increase in current and other assets, a $29,630 decrease in feature film and contract obligations, a $17,336 decrease in deferred carriage fees payable, and a $13,349 increase in other deferred costs, including an $9,887 increase in deferred carriage fees.

Net cash provided by operating activities amounted to $886,363 for the year ended December 31, 2005 compared to $655,193 for the year ended December 31, 2004.  The 2005 cash provided by operating activities resulted from $937,757 of income before depreciation and amortization, $78,004 of non-cash items, $87,035 from an increase in accrued and other liabilities, and $45,371 from a net increase in deferred carriage fees payable, $29,533 from an increase in accounts payable and $25,499 from an increase in deferred revenue.  Partially offsetting these increases were decreases in cash resulting from a $142,703 increase in feature film inventory resulting from new film licensing agreements, a $92,876 increase in current and other assets and an $81,257 increase in deferred carriage fees.  The increase of $81,257 in deferred carriage fees and an offsetting increase in current and non-current liabilities of $52,527 arose as one part of a series of multiple agreements entered into simultaneously with the settlement of the litigation between AMC and Time Warner Entertainment, L.P.

Net cash provided by operating activities amounted to $655,193 for the year ended December 31, 2004.  The 2004 cash provided by operating activities resulted primarily from $633,238 of income before depreciation and amortization, $197,674 of non-cash items, a $52,033 increase in accrued interest, a $132,832 increase in feature film rights payable and a $11,979 increase in accounts payable.  Partially offsetting these increases were decreases in cash resulting from a $258,371 increase in feature film inventory resulting from new film licensing agreements, a $82,730 increase in current and other assets and a $31,462 decrease in accrued and other liabilities.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2006 was $872,709 compared to $762,960 for the year ended December 31, 2005.  The 2006 investing activities consisted primarily of $885,833 of capital expenditures ($819,747 of which relate to our Telecommunications Services segment), partially offset by other net cash receipts aggregating $13,124.

Net cash used in investing activities for the year ended December 31, 2005 was $762,960 compared to $792,074 for the year ended December 31, 2004.  The 2005 investing activities consisted of $768,652 of capital expenditures ($695,327 of which relate to our Telecommunication Services Segment), $12,886 in

additions to other intangible assets and $9,520 in increases to investment securities and other investments, partially offset by a decrease of $27,342 in restricted cash and other net cash receipts of $756.

Net cash used in investing activities for the year ended December 31, 2004 was $792,074.  The 2004 investing activities consisted of $697,273 of capital expenditures ($621,480 of which relate to our Telecommunication Services Segment), an $84,738 payment for the acquisition of our interest in DTV Norwich and its acquisition of FCC licenses to provide multichannel video distribution and data service, a $35,797 increase in restricted cash and other net cash payments of $4,341, partially offset by $30,075 received in connection with Northcoast Communications’ sale of PCS licenses, representing the release of funds held in escrow.

Financing Activities

Net cash used in financing activities amounted to $16,759 for the year ended December 31, 2006 compared to $644,594 for the year ended December 31, 2005.  In 2006, the Company’s financing activities consisted primarily of a $2,840,780 dividend distribution to common stockholders, $263,125 used for the redemption of CSC Holdings’ senior subordinated debentures, $47,540 in deferred financing costs and other net cash payments of $6,314, partially offset by net proceeds from bank debt of $3,141,000.

Net cash used in financing activities amounted to $644,594 for the year ended December 31, 2005 compared to net cash provided by financing activities of $805,200 for the year ended December 31, 2004.  In 2005, the Company’s financing activities consisted of net repayments of bank debt of $638,000 and other net cash payments of  $6,594.

Net cash provided by financing activities amounted to $805,200 for the year ended December 31, 2004.  In 2004, the Company’s financing activities consisted primarily of $2,793,922 of proceeds from the issuance of senior notes, net bank debt proceeds of $132,848 and $7,270 from the issuance of common stock, partially offset by payments of $1,694,622 for the redemption of CSC Holdings’ Series H and Series M Redeemable Preferred Stock and its Series A Exchangeable Participating Preferred Stock, $350,000 to redeem CSC Holdings’ 9-7/8% senior subordinated debentures, $70,086 of deferred financing costs and other net cash payments of $14,132.

Discontinued Operations

The net effect of discontinued operations on cash and cash equivalents amounted to a cash inflow of $117,619 and $137,030 for the years ended December 31, 2006 and 2005, respectively, and a cash outflow of $123,866 for the year ended December 31, 2004.

Operating Activities

Net cash provided by operating activities of discontinued operations amounted to $109,956 for the year ended December 31, 2006 compared to net cash used by operating activities of $27,854 for the year ended December 31, 2005.  The 2006 cash provided by operating activities resulted primarily from income of $61,362 before depreciation and amortization and non-cash items, primarily from the collection of $77,996 of affiliate revenue in June 2006 from a cable affiliate that had not been previously collected due to a contractual dispute, and net changes in assets and liabilities of $48,594.

Net cash used by operating activities of discontinued operations amounted to $27,854 for the year ended December 31, 2005 compared to $43,217 for the year ended December 31, 2004.  The 2005 cash used by operating activities resulted primarily from a loss of $30,060 before depreciation and amortization and non-cash items, partially offset by net changes in assets and liabilities of $2,206.

Net cash used by operating activities of discontinued operations amounted to $43,217 for the year ended December 31, 2004.  The 2004 operating activities resulted primarily from a loss of $31,975 before depreciation and amortization and non-cash items and net changes in assets and liabilities of $11,242.

Investing Activities

Net cash provided by investing activities of discontinued operations for the year ended December 31, 2006 was $4,003 compared to $79,534 for the year ended December 31, 2005.  The 2006 investing activities consisted of a $3,912 refund from a supplier, $555 of other net cash receipts, partially offset by $464 of capital expenditures.

Net cash provided by investing activities of discontinued operations for the year ended December 31, 2005 was $79,534 compared to net cash used by investing activities of $85,057 for the year ended December 31, 2004.  The 2005 investing activities consisted of $200,801 of proceeds primarily from the sale of the Rainbow DBS satellite, partially offset by $108,947 of net cash transferred to News Corporation as part of the Regional Programming Partners restructuring, $12,144 of capital expenditures and other net cash payments of $176.

Net cash used in investing activities of discontinued operations for the year ended December 31, 2004 was $85,057.  The 2004 investing activities consisted of $78,362 of capital expenditures and $6,695 of additions to intangible assets.

The net increase in cash classified in assets held for sale was $3,660, $85,350 and $4,408 for the years ended December 31, 2006, 2005 and 2004, respectively.

Contractual Obligations and Off Balance Sheet Commitments

The Company’s contractual obligations as of December 31, 2006, which consist primarily of our debt obligations, and the effect such obligations are expected to have on our liquidity and cash flow in future periods, are summarized in the following table:

	Payments Due by Period
	Total	Year 1	Years 2-3	Years 4-5	More than 5 years
Off balance sheet arrangements:
Programming obligations (1)	$2,902,599	$828,101	$1,175,374	$699,735	$199,389
Purchase obligations (2)	2,208,418	474,833	446,360	269,695	1,017,530
Operating lease obligations (3)	960,028	91,214	189,237	170,722	508,855
Guarantees (4)	2,221	2,221	—	—	—
Letters of Credit (5)	54,295	2,300	1,722	—	50,273
	6,127,561	1,398,669	1,812,693	1,140,152	1,776,047
Contractual obligations reflected on the balance sheet:
Debt obligations (6)	12,503,891	714,045	3,211,096	1,795,000	6,783,750
Feature film obligations	434,234	121,890	151,440	78,673	82,231
Capital lease obligations (7)	73,929	10,789	42,420	9,072	11,648
Purchase obligations (8)	87,707	57,026	9,593	6,592	14,496
	13,099,761	903,750	3,414,549	1,889,337	6,892,125

Total	$19,227,322	$2,302,419	$5,227,242	$3,029,489	$8,668,172

See “Liquidity and Capital Resources” section for a discussion on payment options the Company has on its monetization contracts and notices of default received under various debt obligations.  See Notes 9 and 10 to our consolidated financial statements for a discussion of our long-term debt.  See Note 13 to our consolidated financial statements for a discussion of our operating leases.  See Note 1 to our consolidated financial statements for a discussion of our feature film obligations.

(1)             Programming obligations represent contractual commitments with various programming vendors to provide video services to the Company’s subscribers.  Future fees under such contracts are based on numerous factors, including the number of subscribers receiving the programming.  Amounts reflected above are based on the number of subscribers receiving the programming as of December 2006 multiplied by the per subscriber rates contained in the executed agreements in effect as of December 31, 2006.

(2)             Purchase obligation amounts not reflected on the balance sheet consist primarily of (i) long-term rights agreements which provide Madison Square Garden and other regional sports networks with exclusive broadcast rights to certain live sporting events in exchange for minimum contractual payments, (ii) payments under employment agreements that we have with our professional sports teams’ personnel that are generally guaranteed regardless of employee injury or termination, and (iii) minimum purchase requirements incurred in the normal course of the Company’s operations.

(3)             Operating lease commitments represent primarily future minimum payment obligations on various long-term, noncancelable leases for office and storage space, lease commitments for Radio City Music Hall, the Beacon Theater and Clearview  Cinemas, and rental space on utility poles used for the Company’s Telecommunications Segment.

(4)             Includes outstanding guarantees primarily by CSC Holdings in favor of certain financial institutions in respect of ongoing interest expense obligations and potential early termination events in connection with the monetization of the Company’s holdings of Charter Communications.  Amounts payable under such monetization guarantees are estimated as of a particular point in time by the financial institution counterparty and are based upon the current price of the underlying common stock and various other assumptions, including stock market volatility and prevailing interest rates.  Such guaranteed amounts approximate the fair value of the monetization indebtedness less the sum of the fair values of the underlying stock and the equity collar as reflected in the Company’s accompanying consolidated balance sheet.

(5)             Consist primarily of letters of credit obtained by CSC Holdings in favor of insurance providers and certain governmental authorities for the Telecommunications Services segment.

(6)             Excludes interest payments and includes future payments due on the Company’s (i) bank debt, (ii) senior notes and debentures, (iii) senior subordinated notes and debentures, (iv) collateralized indebtedness, and (v) notes payable.

(7)             Reflects the face amount of capital lease obligations, including related interest.

(8)             Consist principally of amounts earned under employment agreements that we have with our professional sports teams’ personnel.  Other long-term obligations also include deferred carriage payments.

The future cash payments reflected above do not include the impact of potential insurance recoveries or amounts which may be due to the NBA for luxury tax payments.

In addition, the future cash payments reflected above do not include the payments required under the Company’s agreements with EchoStar relating to the launch and operation of the business of Rainbow HD Holdings, the Company’s VOOM HD Networks high-definition television programming service.  EchoStar was issued a 20% interest in Rainbow HD Holdings, the Company’s subsidiary owning the VOOM HD Networks programming service, and that 20% interest will not be diluted until $500,000  in cash has been invested in Rainbow HD Holdings by the Company.  Under the terms of the affiliation arrangements with EchoStar covering the VOOM HD Networks for a 15 year term, if Rainbow HD Holdings fails to spend $100,000 per year, up to a maximum of $500,000 in the aggregate, on its service offerings, EchoStar may terminate the affiliation agreement.  The Company has the right to terminate the affiliation agreement if the VOOM HD Networks are discontinued in the future.  On the fifth or eighth anniversary of the effective date of the agreement, the termination of the affiliation agreement by EchoStar, or other specified events, EchoStar has a put right to require a wholly-owned subsidiary of Rainbow Media Holdings to purchase all of its equity interests in Rainbow HD Holdings at fair value.  On the seventh or tenth anniversary of the effective date of the agreement, or the second anniversary date of the termination of the Affiliation Agreement by EchoStar, a wholly-owned subsidiary of Rainbow Media Holdings has a call right to purchase all of EchoStar’s ownership in Rainbow HD Holdings at fair value.

Managing our Interest Rate and Equity Price Risk

Interest Rate Risk

To manage interest rate risk, we have entered into interest rate swap contracts to adjust the proportion of total debt that is subject to variable and fixed interest rates.  Such contracts effectively fix the borrowing rates on floating rate debt to provide an economic hedge against the risk of rising rates and/or effectively convert fixed rate borrowings to variable rates to permit the Company to realize lower interest expense in a declining interest rate environment.  We do not enter into interest rate swap contracts for speculative or trading purposes and have only entered into transactions with counterparties that are rated investment grade.

All of our interest rate derivative contracts are entered into by CSC Holdings and are thus attributable to the Restricted Group; all such contracts are carried at their fair market values on our consolidated balance sheets, with changes in value reflected in the consolidated statements of operations.

Equity Price Risk

We have entered into derivative contracts to hedge our equity price risk and monetize the value of our shares of Comcast, Charter Communications, General Electric, and Leapfrog.  These contracts, at maturity, are expected to offset declines in the fair value of these securities below the hedge price per share, while allowing us to retain upside appreciation from the hedge price per share to the relevant cap price.  If any one of these contracts is terminated prior to its scheduled maturity date due to the occurrence of an event specified in the contract, we would be obligated to repay the fair value of the collateralized indebtedness less the sum of the fair values of the underlying stock and equity collar, calculated at the termination date.  The underlying stock and the equity collars are carried at fair market value on our consolidated balance sheets and the collateralized indebtedness is carried at its accreted value.  Please refer to Note 10 to our consolidated financial statements for additional information on these transactions.

See “Item 7A Quantitative and Qualitative Disclosures About Market Risk” for information on how we participate in changes in the market price of the stocks underlying these derivative contracts.

All of our monetization transactions are obligations of certain wholly-owned subsidiaries that are not part of the Restricted Group; however, in the Charter Communications transactions and certain of the 2005 Comcast transactions, CSC Holdings provided guarantees of the subsidiaries’ ongoing contract payment expense obligations and potential payments that could be due as a result of an early termination event (as defined in the agreements).  The guarantee exposure approximates the net sum of the fair value of the collateralized indebtedness less the sum of the fair values of the underlying stock and the equity collar.  All of our equity derivative contracts are carried at their current fair market value on our consolidated balance sheets with changes in value reflected in the consolidated statements of operations, and all of the counterparties to such transactions currently carry investment grade credit ratings.

Related Party Transactions

Dolan Family Group Proposals

On June 19, 2005, the Company received a proposal from the Dolan Family Group to acquire the outstanding, publicly-held interests in the Company following a pro-rata distribution to all Company stockholders of Rainbow Media Holdings.  On October 24, 2005, Cablevision received a letter from the Dolan Family Group withdrawing the June 19, 2005 proposal.  In that letter, the Dolan Family Group also recommended that the Company’s Board of Directors consider the declaration of a $3 billion one-time, special dividend payable pro rata to all shareholders.  The dividend was paid on April 24, 2006 to holders of Cablevision NY Group Class A common stock and Cablevision NY Group Class B common stock.

On October 8, 2006, the Company received a proposal from the Dolan Family Group (the “Dolan Family Group Proposal”) to acquire, at a purchase price of $27.00 per share in cash, all the outstanding shares of the Company’s common stock, except for the shares held by the Dolan Family Group.  The Dolan Family Group Proposal contemplated that substantially all of the purchase price would be funded by the incurrence of additional indebtedness by Cablevision, CSC Holdings, RNS and several other subsidiaries of the Company.

Cablevision’s Board of Directors appointed a special transaction committee (the “Committee”) of independent directors, which consisted of Thomas V. Reifenheiser and Vice Admiral John R. Ryan USN (Ret.), to review the proposal.  The Committee retained Willkie Farr & Gallagher LLP, as its legal counsel, and Lehman Brothers Inc. and Morgan Stanley, as financial advisors.

On January 12, 2007, the Committee received a letter from Charles F. Dolan and James L. Dolan, on behalf of members of the Dolan Family Group, outlining a revised proposal (the “Revised Proposal”) to acquire all of the outstanding shares of the common stock of Cablevision, except for the shares held by the Dolan Family Group, at a purchase price of $30.00 per share in cash.

On January 16, 2007, the Committee delivered a letter to Charles F. Dolan and James L. Dolan, rejecting the Revised Proposal as inadequate.  The Revised Proposal expired on January 17, 2007.  There can be no assurances that the Dolan Family Group will not propose, undertake or consummate a similar transaction in the future.

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115 (“Statement No. 159”).  Statement No. 159 permits entities to elect, at specified election dates, to measure eligible financial instruments and certain other items at fair value.  An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date, and recognize upfront costs and fees related to those items in earnings as incurred.  Statement No. 159 is effective as of January 1, 2008 for the Company.  Early adoption is permitted, but an entity is prohibited from retrospectively applying Statement No. 159, unless it chooses early adoption of Statement No. 157 and Statement No. 159. SFAS No. 159 also applies to eligible items existing at January 1, 2008 (or when the date of early adoption occurs).

In December 2006, the FASB issued Staff Position No. EITF 00-19-2, Accounting for Registration Payment Arrangements (“FSP 00-19-2”). FSP 00-19-2 provides guidance related to the accounting for registration payment arrangements and specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate arrangement or included as a provision of a financial instrument or arrangement, should be separately recognized and measured in accordance with SFAS No. 5, Accounting for Contingencies (“Statement No. 5”).  FSP 00-19-2 requires that if the transfer of consideration under a registration payment arrangement is probable and can be reasonably estimated at inception, the contingent liability under such arrangement shall be included in the allocation of proceeds from the related financing transaction using the measurement guidance in Statement No. 5. FSP 00-19-2 applies immediately to any registration payment arrangement entered into subsequent to the issuance of FSP 00-19-2. For such arrangements issued prior to the issuance of FSP 00-19-2, the guidance is effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those fiscal years.  The Company has not yet determined the impact that the adoption of FSP 00-19-2 will have on its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“Statement No. 157”).  Statement No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  Under Statement No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts.  It also clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability.  This Statement applies under other accounting pronouncements that require or permit fair value measurements.  Accordingly, this Statement does not require any new fair value measurements, however, for some entities, the application of Statement No. 157 could change current practices.  Statement No. 157 will be effective for financial statements issued with fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has not yet determined the impact that the adoption of Statement No. 157 will have on its financial statements.

In June 2006, the FASB issued FASB Interpretation (“FIN”) 48, Accounting for Uncertainty in Income Taxes - an interpretation of SFAS No. 109.  This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes.  FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  Any change in the net assets and liabilities recognized as a result of applying the provisions of FIN 48 would be recorded as an adjustment to the opening balance of retained earnings.  FIN 48 is effective for fiscal years beginning after December 15, 2006.  The Company does not expect the adoption of FIN 48 to have a significant impact on its financial statements.

In June 2006, the Emerging Issues Task Force reached a consensus on Issue No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation) (“EITF No. 06-3”), which addresses the income statement disclosures for taxes assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer, and may include, but are not limited to, sales, use, value added, and some excise taxes.  The presentation of taxes on either a gross (included in revenues and costs) or a net (excluded from revenues) basis is an accounting policy decision that should be disclosed pursuant to Accounting Principles Board Opinion 22.  In addition, for any such taxes that are reported on a gross basis, a company should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant and can be done on an aggregate basis.  EITF No. 06-3 will be effective for financial reports for interim and annual reporting periods beginning after December 15, 2006.  Had the Company adopted EITF 06-3 for the year ended December 31, 2006, the amount of franchise fees that would have been separately disclosed as a component of net revenue would have approximated $101,000.